Exhibit 10.1

LEASE AGREEMENT
by and between

__________,
as Lessor

and

__________,
as Lessee

Made as of __________, 2015

i

Section 16.02	Excluded Transaction	42
Section 16.03	Restrictions on Sale and Assignment	43

ARTICLE XVII
REIT PROTECTIONS		42

Section 17.01	Rents from Real Property	42
Section 17.02	Lease Assignment	42
Section 17.03	Lessee Cooperation	43

ARTICLE XVIII MISCELLANEOUS		43

Section 18.01	Force Majeure	43
Section 18.02	No Merger	43
Section 18.03	Interpretation	44
Section 18.04	Characterization	44
Section 18.05	Confidentiality	45
Section 18.06	Bankruptcy	45
Section 18.07	Attorneys' Fees	46
Section 18.08	Memoranda of Lease	46
Section 18.09	No Brokerage	47
Section 18.10	Waiver of Jury Trial and Certain Damages	47
Section 18.11	State-Specific Provisions	47
Section 18.12	Time Is of the Essence; Computation	47
Section 18.13	Waiver and Amendment	48
Section 18.14	Successors Bound	48
Section 18.15	Captions	48
Section 18.16	Other Documents	48
Section 18.17	Entire Agreement	48
Section 18.18	Forum Selection; Jurisdiction; Venue; Choice of Law	48
Section 18.19	Counterparts	48

EXHIBIT A	-	LEGAL DESCRIPTION
EXHIBIT B	-	STATE-SPECIFIC PROVISIONS
SCHEDULE 1.13	-	BASE ANNUAL RENT SCHEDULE

LEASE AGREEMENT
THIS LEASE AGREEMENT (this “Lease”) is made as of November [__], 2015 by and between [__________], a [__________] (“Lessor”), whose address is [__________], and [__________], a [__________] (“Lessee”), whose address is 1000 Darden Center Drive, Orlando, Florida 32837.
In consideration of the mutual covenants and agreements herein contained, Lessor and Lessee hereby covenant and agree as follows:
ARTICLE I
BASIC LEASE TERMS
Section 1.01    Property Address. The street address of the Property is as follows:________________________________________.
Section 1.02    Commencement Date. [__________], 2015.
Section 1.03    Initial Term Expiration Date. [__________], 20__.
Section 1.04    Extension Options. _______ extensions of ______ years each, as described in Section 3.02.
Section 1.05    Term Expiration Date (if fully extended). [__________], 20__.
Section 1.06    Base Annual Rent. Initially the amount of $[__________], and as increased as described in Article III and Article IV.
Section 1.07    Rental Adjustment. For the Initial Term and each Extension Term other than the ________ (__th) and _____ (__th) Extension Terms, 1.5% per annum as described in Section 4.02. For the first year of the _____ (__th) and ____ (__th) Extensions, the Fair Market Value Rent as determined in Article III and thereafter 1.5% per annum, as described in Section 4.02.
Section 1.08    Adjustment Date. First anniversary of the Commencement Date, unless the Commencement Date shall be other than the first day of the month, in which case the Adjustment Date shall be first day of the first full month following the anniversary of the Commencement Date and every annual anniversary thereafter during the Lease Term (including any Extension Term).
Section 1.09    Security Deposit. None.
Section 1.10    Guarantor. [None] or [Darden Restaurants, Inc.].
Section 1.11    Lessee Tax Identification No. [__________].
Section 1.12    Lessor Tax Identification No. [__________].

Section 1.13    Definitions. The following terms shall have the following meanings for all purposes of this Lease:
(a)    “Acceptance Notice” has the meaning set forth in Section 16.01.
(b)    “Additional Rental” has the meaning set forth in Section 4.03.
(c)    “Adjustment Date” has the meaning set forth in Section 1.08.
(d)    “Affiliate” means (i) any Person which directly or indirectly controls, is under common control with or is controlled by any other Person or (ii) any ownership (direct or indirect) by one Person of ten percent (10%) or more of the ownership interests of another Person. For purposes of this definition, “controls,” “under common control with,” and “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise.
(e)    “Anti-Money Laundering Laws” means all applicable laws, regulations and government guidance on the prevention and detection of money laundering, including, without limitation, (a) 18 U.S.C. §§ 1956 and 1957; and (b) the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., and its implementing regulations, 31 CFR Part 103.
(f)    “Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. Sec. 101 et seq., as amended.
(g)    “Base Annual Rental” means initially the amount $[__________] and as increased as described on each Adjustment Date as set forth in Article III and Article IV. For the convenience of the parties Base Annual Rental for each year of the Initial Term and the first three (3) Extension Terms (if exercised) shall be as set forth in Schedule 1.13.
(h)    “Base Monthly Rental” means an amount equal to 1/12 of the applicable Base Annual Rental.
(i)    “Buildings” has the meaning set forth in the definition of “Improvements”.
(j)    “Business Day” means any day other than a Saturday, Sunday or day on which banks are required or authorized to close in the State of Florida.
(k)    “Casualty” means any loss of or damage to any property included within or related to the Property or arising from an adjoining property caused by an Act of God, fire, flood or other catastrophe.
(l)    “Change in Control” means, with respect to any Person other than a U.S. Publicly Traded Entity for which this definition shall not apply, (i) a merger, consolidation or transfer of the direct or indirect ownership interest of any Person in which the stockholders of such Person immediately prior to such transaction would own, in the aggregate, less than fifty percent (50%) of the total combined voting power of all classes of capital stock of the surviving Person normally entitled to vote for the election of directors of the surviving or acquiring Person or (ii) the sale by any Person of all or substantially all such Person’s assets in one transaction or in a series of related transactions.
(m)    “Code” means the Internal Revenue Code of 1986, as amended.
(n)    “Costs” means all reasonable costs and expenses incurred by a Person, including, without limitation, reasonable attorneys’ fees and expenses, court costs, expert witness fees, costs of tests and analyses, travel and accommodation expenses, deposition and trial transcripts, copies and other similar costs and fees, brokerage fees, escrow fees, title insurance premiums, appraisal fees, stamp taxes, recording fees and transfer taxes or fees, as the circumstances require.
(o)    “Default Rate” means the lower of 12% per annum or the highest rate permitted by law, whichever is less.
(p)    “Environmental Laws” means federal, state and local laws, ordinances, common law requirements and regulations and standards, rules, policies and other governmental requirements, administrative rulings and court judgments and decrees having the effect of law in effect now or in the future and including all amendments, that relate to Hazardous Materials, Regulated Substances, USTs, and/or the protection of human health or the environment, or relating to liability for or Costs of Remediation or prevention of Releases, and apply to Lessee and/or the Property.
(q)    “Environmental Liens” has the meaning set forth in Section 8.05(a)(i)(5).
(r)    “Event of Default” has the meaning set forth in Section 12.01.
(s)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(t)    “Expiration Date” has the meaning set forth in Section 3.01.
(u)    “Extension Option” has the meaning set forth in Section 3.02.
(v)    “Extension Term” has the meaning set forth in Section 3.02.
(w)    “Fixtures” means all equipment, machinery, fixtures and other items of real property, including all components thereof, not constituting trade fixtures or signage, now and hereafter permanently affixed to or incorporated into the Improvements, including all furnaces, boilers, heaters, electrical equipment, heating, plumbing, ventilating, incineration, air and water pollution control, waste disposal, underground tanks, air cooling and air-conditioning systems, apparatus, sprinkler systems, fire and theft protection equipment, all of which, to the greatest extent permitted by applicable Legal Requirements, are hereby deemed to constitute real estate, together with all replacements, modifications, alterations and additions thereto but excluding any items of Lessee’s Property.
(x)    “Force Majeure Event” has the meaning set forth in Section 18.01.

(y)    “Governmental Authority” means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi-governmental authority of the United States, any state or any political subdivision thereof with authority to adopt, modify, amend, interpret, give effect to or enforce any federal, state and local laws, statutes, ordinances, rules or regulations, including common law, or to issue court orders.
(z)    [Omit when appropriate] “Guaranty” means that certain Guaranty of Lease dated as of the date hereof given by Guarantor for the benefit of Lessor, as the same may be amended from time to time.
(aa)    “Hazardous Materials” includes: (a) oil, petroleum products, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other materials, contaminants or pollutants which pose a hazard to the Property or to Persons on or about the Property, cause the Property to be in violation of any local, state or federal law or regulation, (including without limitation, any Environmental Law), or are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “contaminants,” “pollutants,” or words of similar import under any applicable local, state or federal law or under the regulations adopted, orders issued, or publications promulgated pursuant thereto, including, but not limited to: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; (ii) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801, et seq.; (iii) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; and (iv) regulations adopted and publications promulgated pursuant to the aforesaid laws; (b) asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million; (c) underground storage tanks; and (d) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to the health and safety of the occupants of the Property or the owners and/or occupants of any adjoining property.
(bb)    “Improvements” means all buildings, structures and other improvements and expansions thereof (collectively, the “Buildings”) of every kind now or hereafter located on or under the Land, including, without limitation, the restaurant commonly known as [ Brand ] (the “Restaurant”) located on the Land, any and all alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on site and off site to the extent Lessor has obtained any interest in the same), parking areas and roadways appurtenant thereto.
(cc)    “Indemnified Parties” means Lessor and its members, managers, officers, directors, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns, including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of the assets and business of Lessor.
(dd)    “Index” means the Consumer Price Index which is designated for the applicable month of determination as the United States City Average for All Urban Consumers, All

Items, Not Seasonally Adjusted, with a base period equaling 100 in 1982-1984, as published by the United States Department of Labor’s Bureau of Labor Statistics or any successor agency.
(ee)    “Initial Term” has the meaning set forth in Section 3.01.
(ff)    “Insolvency Event” means (a) a Person’s (i) failure to generally pay its debts as such debts become due; (ii) admitting in writing its inability to pay its debts generally; or (iii) making a general assignment for the benefit of creditors; (b) any proceeding being instituted by or against any Person (i) seeking to adjudicate it bankrupt or insolvent; (ii) seeking liquidation, dissolution, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors; or (iii) seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any such proceeding instituted against any Person, either such proceeding shall remain undismissed for a period of one hundred twenty (120) days or any of the actions sought in such proceeding shall occur; or (c) any Person taking any corporate action to authorize any of the actions set forth above in this definition.
(gg)    “Insurance Premiums” shall have the meaning in Section 6.04.
(hh)    “Land” that certain land more particularly described on Exhibit A including any rights, rights of way, easements, water rights, and Lessor’s right, title and interest in and to all streets, alleys, strips and gores abutting such land, if any.
(ii)    “Late Term Damaged Property” has the meaning set forth in Section 11.01(b).
(jj)    “Law(s)” means any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted Governmental Authority, court or agency, now or hereafter enacted or in effect.
(kk)    “Lease Term” shall have the meaning described in Section 3.01.
(ll)    “Legal Requirements” means the requirements of all present and future Laws (including, without limitation, Environmental Laws and Laws relating to accessibility to, usability by, and discrimination against, disabled individuals), all judicial and administrative interpretations thereof, including any judicial order, consent, decree or judgment, and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Lessee or to the Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of the Property, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of the Property.
(mm)    “Lender” means any lender in connection with any loan secured by Lessor’s interest in the Property, and any servicer of any loan secured by Lessor’s interest in the Property.

(nn)    “Lessee Awards” has the meaning set forth in Section 11.01(c).
(oo)    “Lessee Damages” has the meaning set forth in Section 11.02(f).
(pp)    “Lessee’s Property” means (a) all trade fixtures, all moveable personal property, furniture, equipment and machinery, inventory, operating supplies, signs and other tangible personal property of every kind and nature, now or hereafter located on the Land or used by Lessee in connection the operation of its business at the Property (collectively, the “Personal Property”), (b) all licenses, permits, approvals, development rights, certificates, variances, consents, authorizations and similar documents now or hereafter necessary or desirable for Lessee’s use, occupancy and operation of the Property (collectively, the “Permits”), (c) all management, maintenance, repair, utility, service and supply contracts now or hereafter affecting the Property (collectively, the “Property Contracts”), (d) all leases and purchase money security agreements for all equipment, machinery, vehicles, furniture or other personal property now or hereafter located at the Property and used in the operation of the Lessee’s business at the Property (“Equipment Leases”), (e) all past, present or future trademarks, tradenames, service marks, copyrights, websites and domain names all applications and rights, if any, to apply for the protection of any of the foregoing, and all goodwill associated with the operation of Lessee’s business (including, but not limited to, the design, appearance and theme of the restaurant operating on the Property that identifies the restaurant as a distinct brand, the restaurant menu, and employee uniforms, collectively, the “Intellectual Property”); (f) any refunds of real estate taxes with respect to any period prior to the Lease Term or during the Lease Term, (g) refunds, rebates, or other claims, or any interest thereon with respect to any period prior to the Lease Term or during the Lease Term, (h) monies on deposit in any operating accounts, reserve accounts, or other accounts of Lessee with respect to any period prior to the Lease Term or during the Lease Term, (i) any Fixtures, personal property or equipment now or hereafter owned by a third party lessor under any Equipment Lease, (j) deposits with utilities, vendors, or other third parties with respect to any period prior to the Lease Term or during the Lease Term, and (k) prepaid license and permit fees and other prepaid items with respect to any period prior to the Lease Term or during the Lease Term.
(qq)    “Losses” means any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, Costs, diminutions in value, fines, penalties, interest, charges, fees, judgments, awards, amounts paid in settlement and damages of whatever kind or nature, inclusive of bodily injury and property damage to third parties (including, without limitation, attorneys’ fees and other Costs of defense).
(rr)    “Material Adverse Effect” means a material adverse effect on (a) any Property, including, without limitation, the operation of the Property as a Permitted Facility and/or the value of the Property; (b) the contemplated business, condition, worth or operations of Lessee; (c) Lessee’s ability to perform its obligations under this Lease; [or] (d) Lessor’s interests in the Property or this Lease; [or (e) any Guarantor’s ability to perform its obligations under each Guaranty.]
(ss)    “Monetary Obligations” means all Rental and all other sums payable or reimbursable by Lessee under this Lease to Lessor, to any third party on behalf of Lessor, or to any Indemnified Party.

(tt)    “Mortgages” means, collectively, the mortgages, deeds of trust or deeds to secure debt, assignments of rents and leases, security agreements and fixture filings executed by Lessor for the benefit of Lender with respect to the Property, as such instruments may be amended, modified, restated or supplemented from time to time and any and all replacements or substitutions.
(uu)    “OFAC Laws” means Executive Order 13224 issued by the President of the United States, and all regulations promulgated thereunder, including, without limitation, the Terrorism Sanctions Regulations (31 CFR Part 595), the Terrorism List Governments Sanctions Regulations (31 CFR Part 596), the Foreign Terrorist Organizations Sanctions Regulations (31 CFR Part 597), and the Cuban Assets Control Regulations (31 CFR Part 515), and all other present and future federal, state and local laws, ordinances, regulations, policies, lists (including, without limitation, the Specially Designated Nationals and Blocked Persons List) and any other requirements of any Governmental Authority (including without limitation, the U.S. Department of the Treasury Office of Foreign Assets Control) addressing, relating to, or attempting to eliminate, terrorist acts and acts of war, each as supplemented, amended or modified from time to time after the Commencement Date, and the present and future rules, regulations and guidance documents promulgated under any of the foregoing, or under similar laws, ordinances, regulations, policies or requirements of other states or localities.
(vv)    “Offer” has the meaning set forth in Section 16.01.
(ww)    “Original Lessee” has the meaning set forth in Section 14.03.
(xx)    “Permitted Amounts” shall mean, with respect to any given level of Hazardous Materials or Regulated Substances, that level or quantity of Hazardous Materials or Regulated Substances in any form or combination of forms which does not constitute a violation of any Environmental Laws and is customarily employed in, or associated with, similar businesses located in the state where the Property is located.
(yy)    “Permitted Facility” or “Permitted Facilities” means (i) any nationally recognized casual or fine dining brand restaurant, (ii) any other regionally recognized casual or fine dining brand restaurant with at least twenty-five (25) units (not counting the Property) or (iii) any other casual or fine dining restaurant concept operated by Darden Restaurants, Inc. or any Affiliate of Darden Restaurants, Inc.
(zz)    “Permitted Transferee” means Person which (w) is the successor, by merger, consolidation, sale of stock, liquidation or otherwise (directly or indirectly), to all or substantially all of Lessee’s assets and liabilities or (x) controls or is controlled by or is under common control with Lessee (directly or indirectly) or (y) is a franchisee of a Person that controls, is controlled by or is under common control with Lessee, or (z) is a Person that has or is controlled by or under common control with a Person that has (1) a net worth as of the effective date of such assignment of at least $10,000,000.00, (2) been engaged in the business of operation or management of nationally or regionally recognized restaurants for at least five (5) years, and (3) at least ten (10) restaurants in operation under management or ownership.

(aaa)    “Person” means any individual, partnership, corporation, limited liability company, trust, unincorporated organization, Governmental Authority or any other form of entity.
(bbb)    “Proceeds Reserve” has the meaning set forth in Section 11.01(a).
(ccc)    “Property” means, collectively, the Land, the Improvements and the Fixtures.
(ddd)    “Proprietary Information” means the business concept, operating techniques, marketing methods, financial information (including Lessee’s financial reports delivered to Lessor under Section 9.03), demographic techniques, plans, site renderings, schedules, customer profiles, preference or statistics, itemized costs, territories and development plans and all related trade secrets or confidential or proprietary information treated as such by Lessor or Lessee, whether by course of conduct, by letter or report or by use of any appropriate proprietary stamp of legend designating such information item to be confidential or proprietary, by communication to such effect made prior to or at the time any such Proprietary Information is disclosed to Lessor or Lessee, or otherwise.
(eee)    “Real Estate Taxes” has the meaning set forth in Section 6.04.
(fff)    “Regulated Substances” means “petroleum” and “petroleum-based substances” or any similar terms described or defined in any of the Environmental Laws and any applicable federal, state, county or local laws applicable to or regulating USTs.
(ggg)    “REIT” means a real estate investment trust as defined in Sections 856 through 860 of the Code.
(hhh)    “Release” means any presence, release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials, Regulated Substances or USTs.
(iii)    “Remediation” means any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Materials, Regulated Substances or USTs, any actions to prevent, cure or mitigate any Release, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or any evaluation relating to any Hazardous Materials, Regulated Substances or USTs.
(jjj)    “Rental” means, collectively, the Base Annual Rental and the Additional Rental.
(kkk)    “Reserve” shall have the meaning in Section 6.04.
(lll)    “Restaurant” has the meaning set forth in the definition of “Improvements”.
(mmm)    “SNDA” means subordination, nondisturbance and attornment agreement or in the case of a ground lessor, a recognition agreement.

(nnn)    “Spinoff Entity” means a Person(s) that acquire(s) all or substantially all of the assets of a unit, division, group or operation that includes any of (i) Lessee, (ii) Lessee’s direct or indirect parent, or (iii) no less than five (5) restaurants operating under the same restaurant brand as is operating at the Property as an ongoing concern (whether by acquisition of assets directly or the acquisition of one or more Persons directly or indirectly hold such assets).
(ooo)    “Structural Alteration” means any alterations that would be reasonably expected to affect any structural component of the Improvements; provided that the following shall not constitute Structural Alterations: (i) alterations with respect to Lessee’s brand imaging and trademarks on the façades of the Improvements; (ii) alterations concerning any HVAC system or other building system such as electrical, plumbing, mechanical, or engineering systems; and (iii) emergency repairs.
(ppp)    “Successor Lessor” has the meaning set forth in Section 13.04.
(qqq)    “Threatened Release” means a substantial likelihood of a Release which requires action to prevent or mitigate damage to the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air or any other environmental medium comprising or surrounding any Property which may result from such Release.
(rrr)    “Turnover Amount” has the meaning set forth in Section 11.01(a).
(sss)    “U.S. Publicly Traded Entity” means an entity whose securities are listed on a national securities exchange or quoted on an automated quotation system in the United States or a wholly-owned subsidiary of such an entity.
(ttt)    “USTs” means any one or combination of tanks and associated product piping systems used in connection with storage, dispensing and general use of Regulated Substances.
ARTICLE II
LEASE OF PROPERTY
Section 2.01    Lease. In consideration of Lessee’s payment of the Rental and other Monetary Obligations and Lessee’s performance of all other obligations hereunder, Lessor hereby leases to Lessee, and Lessee hereby takes and hires, the Property, “AS IS” and “WHERE IS” without representation or warranty by Lessor, and subject to the existing state of title, the parties in possession, any statement of facts which an accurate survey or physical inspection might reveal, and all Legal Requirements now or hereafter in effect.
Section 2.02    Quiet Enjoyment. So long as Lessee shall pay the Rental and other Monetary Obligations provided in this Lease, and shall keep and perform all of the terms, covenants and conditions on its part contained herein, Lessee shall have, subject and to the terms and conditions set forth herein, the right to the peaceful and quiet enjoyment and occupancy of the Property.
Section 2.03    Lessee’s Property. Lessee’s Property, whether or not by Legal Requirements deemed to be part of the realty, shall remain the property of Lessee and Lessor shall not have any lien on Lessee’s Property for the performance of Lessee’s obligations under this Lease. Lessor hereby waives any statutory or common law “landlord’s lien” or similar encumbrance right on Lessee’s Property.
ARTICLE III
LEASE TERM; EXTENSION
Section 3.01    Initial Term. The remaining term of this Lease (“Initial Term”) shall expire at midnight on the last day of the month in which the ______th anniversary of the Commencement Date occurs (unless the Commencement Date is the first day of the month, in which case it shall expire at midnight on the day prior to the ______th anniversary of the Commencement Date), i.e., [__________], 20__ (“Expiration Date”), unless terminated sooner as provided in this Lease and as may be extended as provided herein. The time period during which this Lease shall actually be in effect, including any Extension Term, is referred to as the “Lease Term.”
Section 3.02    Extensions. Unless this Lease has expired or has been sooner terminated, or an Event of Default has occurred and is continuing at the time any extension option is exercised, Lessee shall have the right and option (each, an “Extension Option”) to extend the Initial Term for all and not less than all of the Property for _______ (__) additional successive periods of ______ (__) years each (each, an “Extension Term”), pursuant to the terms and conditions of this Lease then in effect. With respect to the _____ (__th) and _____ (__th) Extension Terms, the Base Annual Rental during the first year of each such Extension Term shall be an amount equal to the Fair Market Value Rent (as hereinafter defined) as of the first day of such Extension Term (but in no event less than the annual Base Annual Rental payable by Lessee during the last year of the Extension Term then ending unless the parties agree otherwise) and shall thereafter be increased by the Rental Adjustment on every annual anniversary during such Extension Term.
Section 3.03    Notice of Exercise. Lessee may only exercise the applicable Extension Option by giving written notice thereof to Lessor of its election to do so no later than three hundred sixty-five (365) days prior to the Expiration Date and three hundred sixty-five (365) days prior to the immediately preceding Extension Term, as the case may be (the “Extension Notice”). If written notice of the exercise of any Extension Option is not received by Lessor by the applicable dates described above, then this Lease shall terminate on the last day of the Initial Term or, if applicable, the last day of the Extension Term then in effect. Upon the request of Lessor or Lessee, the parties hereto will, at the expense of Lessee, execute and exchange an instrument in recordable form setting forth the extension of the Lease Term in accordance with this Section 3.03.
Section 3.04    Fair Market Value Rent.
(a)     “Fair Market Value Rent” shall mean the fair market annual rental value of the Property as of the Adjustment Date that is the first day of the _____ (__th) and _____ (__th) Extension Terms for lease of a Property with the following characteristics: a triple net lease for a five year term with no more than, as applicable, none or one (1) five-year extension option of comparable restaurant space in a comparable traffic location located within a radius of fifteen (15) miles of the Property, with the Property considered as vacant and in its then “as is” condition but with all of Lessee’s Property removed, with Lessor providing no services to Lessee, and an annual one percent (1.5%) increase in base rent after the first year of the term. The calculation of Fair Market Value Rent shall also take into account all other reasonable relevant factors. Lessor shall advise Lessee (the “Rent Notice”) of Lessor’s determination of Fair Market Value Rent within sixty (60) days of Lessee’s delivery of the Extension Notice for the _______ (__th) and ____ (__th) Extension Terms. If Lessee disputes Lessor’s determination of Fair Market Value Rent, the dispute shall be resolved by arbitration as provided in Section 3.05. If the Base Annual Rental payable during the ______ (___th) and ____ (__th) Extension Terms is not determined prior to the Adjustment Date that is the first day of the ____ (__th) and ____ (__th) Extension Terms, then, commencing on the Adjustment Date that is the first Business Day of the _____ (__th) and ______ (__th) Extension Terms, Lessee shall pay Base Annual Rental in an amount equal to the Base Annual Rental payable by Lessee during the last year of the prior Extension Term, as increased by one and one-half per cent (1.5%) (the “Interim Rent”). Upon final determination of the Base Annual Rental for the _____ (___th) and ____ (__th) Extension Terms (if after the commencement of such Extension Term), Lessee shall commence paying such Base Annual Rental as so determined, and within thirty (30) days after such determination Lessee shall pay any deficiency in prior payments of Base Annual Rental or receive a credit for any overage paid against the next Base Annual Rental payment due, as applicable.
(b)    Notwithstanding the forgoing, If Lessor fails to timely deliver the Rent Notice on or before the sixtieth (60th) day after Lessee has delivered the applicable Extension Notice, Lessee shall have the right to deliver a second Extension Notice (a "Reminder Notice") which shall state on the exterior of the envelope containing such Reminder Notice (which is the case of a Remainder Notice sent by nationally recognized courier service shall be the interior envelope) in no less than 14 point type, in all capital letters "THIS IS A REMINDER NOTICE WITH REGARD TO A TENANT'S EXERCISE OF AN EXTENSION NOTICE; FAILURE TO RESPOND WITHIN 10 DAYS SHALL RESULT IN A MANDATORY RENT DETERMINATION." If Lessor fails to send a Rent Notice within ten (10) days after the receipt of the Reminder Notice, the Base Annual Rent for the applicable Extension Term shall be Base Annual Rent payable by Lessee during the last year of the Extension Term then ending, as increased by the Rental Adjustment and Lessor shall have no right to object to such determination.
Section 3.05    Arbitration. If Lessee disputes Lessor’s determination of Fair Market Value Rent pursuant to Section 3.04(a), Lessee shall give notice to Lessor of such dispute within ten (10) Business Days after delivery of the Rent Notice, and such dispute shall be determined by arbitration in accordance with the then prevailing Expedited Procedures of the Arbitration Rules for the Real Estate Industry of the American Arbitration Association or its successor for arbitration of commercial disputes, except that the rules shall be modified as follows:
(a)    In its demand for arbitration, Lessee shall specify the name and address of the person to act as the arbitrator on Lessee’s behalf. The arbitrator shall be a real estate broker with at least ten (10) years full-time commercial retail brokerage experience who is familiar with the fair market value of first-class restaurant space in the county in which the Property is located. Failure on the part of Lessee to make the timely and proper demand for such arbitration shall constitute a waiver of the right thereto and the Base Annual Rental shall be as set forth in the Rent

Notice. Within ten (10) Business Days after the service of the demand for arbitration, Lessor shall give notice to Lessee specifying the name and address of the person designated by Lessor to act as arbitrator on its behalf, which arbitrator shall be similarly qualified. If Lessor fails to notify Lessee of the appointment of its arbitrator within such ten (10) Business Day period, and such failure continues for three (3) Business Days after Lessee delivers a second notice to Lessor, then the arbitrator appointed by Lessee shall be the arbitrator to determine the Fair Market Value Rent for the Property.
(b)    If two arbitrators are chosen pursuant to Section 3.05(a), the arbitrators so chosen shall meet within ten (10) Business Days after the second arbitrator is appointed and shall seek to reach agreement on Fair Market Value Rent. If, within twenty (20) Business Days after the second arbitrator is appointed, the two arbitrators are unable to reach agreement on Fair Market Value Rent, then the two arbitrators shall appoint a third arbitrator, who shall be a competent and impartial person with qualifications similar to those required of the first two arbitrators pursuant to Section 3.05(a). The third arbitrator shall decide the dispute, if it has not been previously resolved, by following the procedures set forth in Section 3.05(c). Subject to the limitation set forth in Section 3.05(c) with respect to the delivery of a Revocation Notice, each party shall pay the fees and expenses of its respective arbitrator and both shall share the fees and expenses of the third arbitrator. Attorneys’ fees and expenses of counsel and of witnesses for the respective parties shall be paid by the respective party engaging such counsel or calling such witnesses.
(c)    Fair Market Value Rent shall be fixed by the third arbitrator in accordance with the following procedures. Concurrently with the appointment of the third arbitrator, each of the arbitrators selected by the parties shall state, in writing, his or her determination of the Fair Market Value Rent supported by the reasons therefor. The third arbitrator shall have the right to consult experts and competent authorities for factual information or evidence pertaining to a determination of Fair Market Value Rent, but any such determination shall be made in the presence of both parties with full right on their part to cross-examine. The third arbitrator shall conduct such hearings and investigations as he or she deem appropriate and shall, within thirty (30) days after being appointed, select which of the two proposed determinations most closely approximates his or her determination of Fair Market Value Rent. The third arbitrator shall have no right to propose a middle ground or any modification of either of the two proposed determinations. The determination he or she chooses as that most closely approximating his or her determination of the Fair Market Value Rent shall constitute the decision of the third arbitrator and shall be final and binding upon the parties. The third arbitrator shall render the decision in writing with counterpart copies to each party (a "FMV Notice"). The third arbitrator shall have no power to add to or modify the provisions of this Lease. Upon the parties receipt of the FMV Notice in which the arbitrator has selected Lessor's arbitrator's determination of Fair Market Value Rent, Lessee shall have the one time right to revoke its exercise of the applicable Extension Option, provided Lessee delivers notice of such revocation to Lessor within five (5) business days after Lessee's receipt of such FMV Notice (such period, the "Revocation Period" and such notice, the "Revocation Notice"), time being of the essence with respect to Lessee's delivery of the Revocation Notice and provided further that Lessee shall pay both parties' costs and expenses in connection with the arbitration (including the fees and expenses of the three arbitrators and witnesses). Promptly following receipt of the FMV Notice after the expiration of the Revocation Period without the delivery of the Revocation Notice (if applicable), the parties shall enter into an amendment to this Lease evidencing the extension of the Lease Term for the _____ (___th) and _____ (__th) Extension Terms and confirming the Base Annual Rental for the Extension Term, but the failure of the parties to do so shall not affect the effectiveness of the third arbitrator’s determination.
(d)    In the event of a failure, refusal or inability of any arbitrator to act, his or her successor shall be appointed by him or her, but in the case of the third arbitrator, his or her successor shall be appointed in the same manner as that set forth herein with respect to the appointment of the original third arbitrator.
Section 3.06    Removal of Lessee’s Property. Upon the expiration or earlier termination of the Lease Term, Lessee may remove from the Property Lessee’s Property and any other personal property belonging to Lessee. Lessee shall repair any damage caused by such removal and shall leave the Property clean and in good and working condition and repair inside and out, subject to normal wear and tear, Casualty and condemnation. Any property of Lessee left on the Property on the thirtieth (30th) day following the expiration of the Lease Term shall, at Lessor’s option, automatically and immediately become the property of Lessor; provided that in no event shall Lessor have any ownership of or use rights with respect to any signage or operational property containing Lessee’s Intellectual Property.
ARTICLE IV
RENTAL AND OTHER MONETARY OBLIGATIONS
Section 4.01    Base Monthly Rental. During the Lease Term, on or before the first day of each calendar month, Lessee shall pay in advance the Base Monthly Rental then in effect. If the Commencement Date is a date other than the first day of the month, Lessee shall pay to Lessor on the Commencement Date the Base Monthly Rental prorated by multiplying the Base Monthly Rental by a fraction, the numerator of which is the number of days remaining in the month (including the Commencement Date) for which Rental is being paid, and the denominator of which is the total number of days in such month.
Section 4.02    Adjustments. During the Lease Term (including any Extension Term other than the ______ (__th) and ______ (__th) Extension Terms as provided below and in Article III), on the first Adjustment Date and on each Adjustment Date thereafter, the Base Annual Rental shall increase by an amount equal to the Rental Adjustment. On the Adjustment Date that is the first day of the ______ (__th) and _____ (__th) Extension Terms, Base Annual Rental shall reset to the Fair Market Value Rent (or the Interim Rent as provided in Section 3.04, if applicable) and thereafter, on each subsequent Adjustment Date during such Extension Term, the Base Annual Rental shall increase by an amount equal to the Rental Adjustment.
Section 4.03    Additional Rental. Lessee shall pay and discharge, as additional rental (“Additional Rental”), all sums of money required to be paid by Lessee under this Lease which are not specifically referred to as Rental. Lessee shall pay and discharge any Additional Rental when the same shall become due, provided that amounts which are billed to Lessor or any third party, but not to Lessee, shall be paid within thirty (30) days after Lessor’s demand for payment thereof or, if later, when the same are due. In no event shall Lessee be required to pay to Lessor any item of Additional Rental that Lessee is obligated to pay and has paid to any third party pursuant to any provision of this Lease.
Section 4.04    Rental To Be Net to Lessor. The Base Annual Rental payable hereunder shall be net to Lessor, so that this Lease shall yield to Lessor the Rental specified during the Lease Term, and all Costs and obligations of every kind and nature whatsoever relating to the Property shall be performed and paid by Lessee, including without limitation, common area maintenance charges, if any, related to the Property. Lessee shall perform all of its obligations under this Lease at its sole cost and expense. All Rental and other Monetary Obligations which Lessee is required to pay hereunder shall be the unconditional obligation of Lessee and shall be payable in full when due and payable, without notice or demand, and without any setoff, abatement, deferment, deduction or counterclaim whatsoever.
Section 4.05    Wire Transfer. Payments of the Base Monthly Rental, any Additional Rental, impound payments (if any), sales tax or real property tax (if any), and any other Monetary Obligations may at Lessee’s option be made by electronic funds transfer to an account identified by Lessor in writing from time to time.
Section 4.06    Late Charges; Default Interest. Any delinquent payment not made within five (5) Business Days of the date due shall, in addition to any other remedy of Lessor, incur a late charge of five percent (5%) (which late charge is intended to compensate Lessor for the cost of handling and processing such delinquent payment and should not be considered interest) and bear interest at the Default Rate, such interest to be computed retroactively from and including the date such payment was due through and including the date of the payment; provided, however, in no event shall Lessee be obligated to pay a sum of late charge and interest higher than the maximum legal rate then in effect.
Section 4.07    Holdover. If Lessee remains in possession of the Property after the expiration of the term hereof, Lessee, at Lessor’s option and within Lessor’s sole discretion, may be deemed a tenant on a month-to-month basis and shall continue to pay Rental and other Monetary Obligations in the amounts herein provided, except that the Base Monthly Rental shall be automatically increased to one hundred twenty-five percent (125%) of the last Base Monthly Rental payable under this Lease, and Lessee shall comply with all the terms of this Lease; provided that nothing herein nor the acceptance of Rental by Lessor shall be deemed a consent to such holding over.
Section 4.08    Guaranty. On or before the execution of this Lease, Lessee shall cause Guarantor to execute and deliver to Lessor the Guaranty.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF LESSEE
The representations and warranties of Lessee contained in this Article V are being made to induce Lessor to enter into this Lease, and Lessor has relied, and will continue to rely, upon such representations and warranties. Lessee represents and warrants to Lessor, as of the Commencement Date and upon the exercise of each Extension Option as follows:
Section 5.01    Organization, Authority and Status of Lessee. Lessee has been duly organized or formed, is validly existing and in good standing under the laws of its state of formation and is qualified as a foreign corporation to do business in any jurisdiction where such qualification is required. All necessary corporate action has been taken to authorize the execution, delivery and performance by Lessee of this Lease. Lessee is not, and if Lessee is a “disregarded entity,” the owner of such disregarded entity is not, a “nonresident alien,” “foreign corporation,” “foreign partnership,” “foreign trust,” “foreign estate,” or any other “person” that is not a “United States Person” as those terms are defined in the Code and the regulations promulgated thereunder. The Person who has executed this Lease on behalf of Lessee is duly authorized to do so.
Section 5.02    Enforceability. This Lease constitutes the legal, valid and binding obligation of Lessee, enforceable against Lessee in accordance with its terms.
Section 5.03    Property Condition. Lessee has physically inspected the Property and has examined title to the Property, and has found all of the same satisfactory in all respects for all of Lessee’s purposes.
Section 5.04    Litigation. There are no suits, actions, proceedings or investigations pending, or to Lessee’s knowledge, threatened against or involving Lessee or the Property before any arbitrator or Governmental Authority which might reasonably result in any Material Adverse Effect.
Section 5.05    Absence of Breaches or Defaults. Lessee is not in default under any document, instrument or agreement to which Lessee is a party or by which Lessee, the Property or any of Lessee’s property is subject or bound, which has had, or could reasonably be expected to result in, a Material Adverse Effect. The authorization, execution, delivery and performance of this Lease and the documents, instruments and agreements provided for herein will not result in any breach of or default under any document, instrument or agreement to which Lessee is a party or by which Lessee or any of Lessee’s property is subject or bound.
Section 5.06    Licenses and Permits. Lessee has obtained all required licenses and permits, both governmental and private, to use and operate the Property as a Permitted Facility.
Section 5.07    Compliance With OFAC Laws. Neither Lessee [nor Guarantor] nor to the actual knowledge of Lessee, any Person owning directly or indirectly any interest in a Lessee [or Guarantor], is an individual or entity whose property or interests are subject to being blocked under any of the OFAC Laws or is otherwise in violation of any of the OFAC Laws; provided, however, that the representation contained in this sentence shall not apply to any Person to the extent such Person’s interest is in or through a U.S. Publicly Traded Entity.
Section 5.08    Solvency. There is no contemplated, pending or threatened Insolvency Event or similar proceedings, whether voluntary or involuntary, affecting Lessee [or Guarantor].

ARTICLE VI
TAXES AND ASSESSMENTS; UTILITIES; INSURANCE
Section 6.01    Taxes.
(a)    Payment. Subject to the provisions of Section 6.01(a)(i) below, Lessee shall pay, prior to the earlier of delinquency or the accrual of interest on the unpaid balance, sales tax payable with respect to the Base Monthly Rent and all ad valorem real property taxes and personal property taxes and general assessments assessed against or imposed upon the Property or the personal property located thereon, Lessee, or Lessor during the Lease Term related to or arising out of this Lease and the activities of the parties hereunder (collectively, “Taxes”). Notwithstanding the foregoing, in no event shall Taxes include nor shall Lessee be required to pay any (i) net income taxes (however denominated), gross receipts taxes (however denominated, that are imposed in lieu of net income taxes), inheritance taxes, or franchise taxes of Lessor, or (ii) any tax imposed with respect to the sale, exchange or other disposition by Lessor, in whole or in part, of the Property or Lessor’s interest in this Lease. Lessee shall be entitled to full benefit of all discounts, credits and/or abatements that are made available by the taxing authority. Lessor shall cooperate with Lessee and provide such information as is reasonably necessary for Lessee to apply for, secure the approval of and maintain any available tax exemptions or abatements relating to the Property or Lessee’s use thereof. Further, the parties understand, acknowledge and agree that any economic incentives provided by the city or state in which the Property is located regarding Lessee’s development or use of the Property shall belong to and directly benefit Lessee only.
(i)    Property taxes - Lessee shall receive the property tax bills directly from, and pay such bills directly to, the applicable taxing authority. Within fifteen (15) days after the date of Lessee’s receipt of a request from Lessor) for evidence of Lessee’s timely and full payment of any property taxes on the Property (which request shall occur no more than two (2) times in a calendar year), Lessee shall forward to Lessor an official receipt therefor from the taxing authority or, if no such receipt has been received by Lessee, other reasonable evidence thereof. If Lessor receives any tax bill for the Property or the personal property located thereon, then Lessor shall promptly provide the same to Lessee and the parties shall work together to cause the taxing authority to adjust its records so that all subsequent property tax bills, notices or assessment notices for the Property or the personal property located thereon are sent directly to Lessee, if possible.
(ii)    Sales Tax – Lessee shall pay and Lessor shall remit all sales tax attributable to the Lease and the Property, if any, directly to the applicable taxing authority. Within fifteen (15) days after the date of Lessor’s receipt of a request from Lessee for evidence of Lessor’s timely and full payment of any such sales tax (which request shall occur no more than two (2) times in a calendar year) Lessor shall forward to Lessee an official receipt therefor from the taxing authority or, if no such receipt has been received by Lessor, other reasonable evidence thereof. If Lessee receives any sales tax notice or assessment for the Lease, the Property or the personal property located thereon, then Lessee shall promptly provide the same to Lessor and the parties shall work together to cause the taxing authority to adjust its records so that all subsequent bills, notices or assessment notices for the Property are sent directly to Lessor, if possible.

(b)    Right to Contest. Lessee shall upon written request provide Lessor with evidence reasonably satisfactory to Lessor that taxes and assessments have been timely paid by Lessee. In the event Lessor receives a tax bill, Lessor shall use commercially reasonable efforts to forward said bill to Lessee within fifteen (15) days of Lessor’s receipt thereof. Lessee may, at its own expense, contest or cause to be contested by appropriate legal proceedings conducted in good faith and with due diligence, any above-described item or lien with respect thereto, including, without limitation, the amount or validity or application, in whole or in part, of any such item, provided that (i) neither the Property nor any interest therein would be in any danger of being sold, forfeited or lost by reason of such proceedings; (ii) no Event of Default has occurred and is continuing; (iii) if and to the extent required by the applicable taxing authority, Lessee posts a bond or takes other steps acceptable to such taxing authority that removes such lien or stays enforcement thereof; and (iv) if requested by Lessor, Lessee shall promptly provide Lessor with copies of all notices received or delivered by Lessee and filings made by Lessee in connection with such proceeding. Lessor shall at the request of Lessee, execute or join in the execution of any instruments or documents necessary in connection with such contest or proceedings, but Lessor shall incur no cost or obligation thereby. Lessor and Lessee will cooperate in good-faith basis in the response to any informational requests, resolution of any tax audits or similar tax matters, and will do so in a timely manner so as to avoid any disruption of the business located on the Property.
Section 6.02    Utilities. Lessee shall contract, in its own name, for and pay when due all charges for the connection and use of water, gas, electricity, telephone, garbage collection, sewer use and other utility services supplied to the Property during the Lease Term. Under no circumstances shall Lessor be responsible for any interruption of any utility service unless caused by the willful intentional actions of Lessor.
Section 6.03    Insurance.
(a)    Coverage. Throughout the Lease Term, Lessee shall maintain, with respect to the Property, at its sole expense, the following types and amounts of insurance:
(i)    Insurance against loss or damage to real property and personal property under an “all risk” or “special form” insurance policy, an amount equal to the full replacement cost of the Property, which shall include coverage against all risks of direct physical loss, including but not limited to loss by fire, lightning, wind, and other risks normally included in the standard ISO special form [and shall also include National Flood and Excess Flood insurance if the Property is located within a 100-year floodplain (FEMA Zones A and V)] and earthquake insurance if the Property is located within a moderate to high earthquake hazard zone as determined by an approved insurance company set forth in Section 6.03(b)(ix) below). Such policy shall also include coverage for wind in the amount of the 250-year probable maximum loss, Ordinance or law limits shall be in an amount reasonably determined by Lessee, but not less than $2,000,000.00 for the loss of value of the undamaged portion of the Property and no less than 25% of the replacement cost for costs to demolish and the increased cost of construction.
(ii)    Commercial general liability insurance, including products and completed operation liability, covering Lessee and benefitting Lessor as an additional insured against bodily injury liability, property damage liability and personal and advertising injury, liquor liability coverage, including without limitation any liability arising out of the ownership, maintenance, repair, condition or operation of every Property. Such insurance policy or policies shall contain a broad form contractual liability endorsement under which the insurer agrees to insure Lessee’s obligations under Article X hereof to the extent insurable, and a “severability of interest” clause or endorsement which precludes the insurer from denying the claim of Lessee or Lessor because of the negligence or other acts of the other, shall be in amounts of not less than $3,000,000 per occurrence for bodily injury and property damage, and $3,000,000 general aggregate per location. Such limits of insurance can be acquired through Commercial General liability and Umbrella liability policies.
(iii)    Workers’ compensation and Employers Liability insurance with statutorily mandated limits covering all persons employed by Lessee on the Property in connection with any work done on or about the Property.
(iv)    Business interruption coverage. Such insurance is to follow form and may be provided as part of the real property “all risk” or “special form” coverage and is not to contain a co-insurance clause.
(v)    Automobile liability insurance, including owned, non-owned and hired car liability insurance for combined limits of liability of $1,000,000 per occurrence. The limits of liability can be provided in a combination of an automobile liability policy and an umbrella liability policy.
(vi)    Such additional and/or other insurance and in such amounts as at the time is customarily carried by prudent owners or tenants with respect to improvements and personal property similar in character, location and use and occupancy to the Property; provided, however, such additional and/or other insurance requirements will only apply when Lessee has changes in operations or increases in hazards.
(b)    Insurance Provisions. All insurance policies shall:
(i)    provide for a waiver of subrogation by the insurer as to claims against Lessor, its employees and agents;
(ii)    be primary and provide that any “other insurance” clause in the insurance policy shall exclude any policies of insurance maintained by Lessor and the insurance policy shall not be brought into contribution with insurance maintained by Lessor;
(iii)    contain a standard non-contributory mortgagee clause or endorsement in favor of any Lender designated by Lessor;
(iv)    provide that the policy of insurance shall not be terminated, cancelled or amended without at least thirty (30) days’ prior written notice to Lessor and to any Lender covered by any standard mortgagee clause or endorsement;
(v)    provide that the insurer shall not have the option to restore the Property if Lessor elects to terminate this Lease in accordance with the terms hereof;

(vi)    be in amounts sufficient at all times to satisfy any coinsurance requirements thereof;
(vii)    except for workers’ compensation insurance referred to in Section 6.03(a)(iii) above, name Lessor and any Lessor Affiliate or Lender requested by Lessor, as an “additional insured” with respect to general liability insurance and real property insurance, and as a “loss payee” with respect to all real property and rental value insurance, as appropriate and as their interests may appear;
(viii)    be evidenced by delivery to Lessor and any Lender designated by Lessor of an Acord Form 28 for property coverage (or any other commercially recognized form) and an Acord Form 25 for commercial general liability, workers’ compensation and umbrella coverage (or any other commercially recognized form); and
(ix)    be issued by insurance companies licensed to do business in the states where the Property are located and which are rated no less than A-VIII by Best’s Insurance Guide or are otherwise approved by Lessor.
(c)    Additional Obligations. It is expressly understood and agreed that (i) if any insurance required hereunder, or any part thereof, shall expire, be withdrawn, become void by breach of any condition thereof by Lessee, or become void or in jeopardy by reason of the failure or impairment of the capital of any insurer, Lessee shall immediately replace the insurance coverages required in this Section 6.03; (ii) the minimum limits of insurance coverage set forth in this Section 6.03 shall not limit the liability of Lessee for its acts or omissions as provided in this Lease; (iii) Lessee shall procure policies for all insurance for periods of not less than one year and shall provide to Lessor and any servicer or Lender of Lessor certificates of insurance or, upon Lessor’s request, duplicate originals of insurance policies evidencing that insurance satisfying the requirements of this Lease is in effect at all times; (iv) Lessee shall pay as they become due all premiums for the insurance required by this Section 6.03; and (v) in the event that Lessee fails to comply with any of the requirements set forth in this Section 6.03, within ten (10) days of the giving of written notice by Lessor to Lessee, (A) Lessor shall be entitled to procure such insurance; and (B) any sums expended by Lessor in procuring such insurance shall be Additional Rental, shall be repaid by Lessee, and, if such insurance is available from Lessee’s then-current insurance carrier but Lessee fails to provide the required insurance, the reimbursement due to Lessor shall bear interest thereon at the Default Rate from the time of payment by Lessor until fully paid by Lessee immediately upon written demand therefor by Lessor. Lessee shall maintain all insurance policies required in Section 6.03 and such policies shall not be cancelled, invalidated or suspended on account of the conduct of Lessee, its officers, directors, employees or agents, or anyone acting for Lessee or any subtenant or other occupant of the Property and shall comply with all policy conditions and warranties at all times to avoid a forfeiture of all or a part of such insurance payment.
(d)    Blanket Policies. Notwithstanding anything to the contrary in this Section 6.03, any insurance which Lessee is required to obtain pursuant to this Section 6.03 may be carried under a “blanket” policy or policies covering other properties or liabilities of Lessee provided that such “blanket” policy or policies otherwise comply with the provisions of this Section 6.03.

(e)    Self Insurance. As long as no Event of Default has occurred and is continuing, Lessee may elect to self-insure any policy required by this Article so long as the [aggregate] tangible net worth of Lessee [and Guarantor] (determined by generally accepted accounting principles in effect as of the Commencement Date) is in excess of $25,000,000.00. If Lessee elects to self-insure, Lessee shall provide Lessor with a certificate executed by a financial officer of Lessee evidencing the net worth required hereunder. The beneficiaries of Lessee’s self-insurance shall be afforded no less protection than if such self-insured portion was fully insured by an insurance company of the quality and caliber required hereunder, including the provision of a legal defense by attorneys reasonably acceptable to the beneficiaries and the payment of claims within the same time period that a third-party insurance carrier would have paid such claims. The waiver of subrogation provisions of Section 6.03(b)(i) shall be applicable to any self-insured exposure.
Section 6.04    Tax and Insurance Impound. Upon the occurrence and during the continuance of an Event of Default, in addition to any other remedies specifically set forth herein, Lessor may require Lessee to pay to Lessor on the first day of each month the amount that Lessor reasonably estimates will be necessary in order to accumulate with Lessor sufficient funds in an impound account (which shall be deemed a trust fund) (the “Reserve”) for Lessor to pay any and all ad valorem real estate taxes (“Real Estate Taxes”) and, provided Lessee does not insure the Property under a “blanket policy” as permitted by Section 6.03(d) or self-insure as permitted by Section 6.03(e), insurance premiums (“Insurance Premiums”) for the Property for the ensuing twelve (12) months, or, if due sooner, Lessee shall pay the required amount promptly upon Lessor’s demand therefor. Lessor shall, upon prior written request of Lessee, provide Lessee with evidence reasonably satisfactory to Lessee that payment of the Real Estate Taxes and Insurance Premiums was made in a timely fashion. In the event that the Reserve does not contain sufficient funds to timely pay any Real Estate Taxes or Insurance Premiums, upon Lessor’s written notification thereof, Lessee shall, within five (5) Business Days of such notice, provide funds to Lessor in the amount of such deficiency. Lessor shall pay or cause to be paid directly to the applicable taxing authorities and insurance company, as the case may be, any Real Estate Taxes and Insurance Premiums then due and payable for which there are funds in the Reserve; provided, however, that in no event shall Lessor be obligated to pay any Real Estate Taxes or Insurance Premiums in excess of the funds held in the Reserve, and Lessee shall remain liable for any and all Real Estate Taxes, including fines, penalties, interest or additional costs imposed by any taxing authority (unless incurred as a result of Lessor’s failure to timely pay Real Estate Taxes for which it had funds in the Reserve) and Insurance Premiums. Lessee shall cooperate fully with Lessor in assuring that the Real Estate Taxes and Insurance Premiums are timely paid. Lessor shall deposit all Reserve funds in accounts insured by any federal or state agency and shall not commingle such funds with other funds and accounts of Lessor. Interest or other gains from such funds, if any, shall be for the account of Lessee. Lessor shall give to Lessee an annual accounting showing all credits and debits to and from such impounded funds received from Lessee. In no event shall funds held in the Reserve be used by Lessor for any other purpose other than for the payment of Real Estate Taxes and Insurance Premiums; provided that such funds shall be returned to Lessee in the following sentence). Notwithstanding the above, if Lessee cures an Event of Default or Lessor waives an Event of Default, and in either case this Lease remains in full force and effect, then no deposit or impound of Real Estate Taxes or Insurance

Premiums shall be required in addition to those required for the first ensuing twelve (12)‑month period following the Event of Default.
ARTICLE VII
MAINTENANCE; ALTERATIONS
Section 7.01    Condition of Property; Maintenance. Lessee hereby accepts the Property “AS IS” and “WHERE IS” with no representation or warranty of Lessor as to the condition thereof. Lessee shall, at its sole cost and expense, be responsible for (a) keeping all of the Improvements in good order and repair, free from actual or constructive waste, including without limitation, the roof and the HVAC and other electrical and mechanical systems; (b) the repair or reconstruction of any Improvements damaged or destroyed by a Casualty except as otherwise provided in this Lease; (c) subject to Section 7.02, making all necessary structural, non-structural, exterior and interior repairs and replacements to any Improvements, except as otherwise provided in this Lease; and (d) paying all operating costs of the Property in the ordinary course of business. Lessee waives any right to require Lessor to maintain, repair or rebuild all or any part of the Property or make repairs at the expense of Lessor pursuant to any Legal Requirements at any time in effect.
Section 7.02    Alterations and Improvements. During the Lease Term (and any Extension Term), Lessee shall have the right to make any alterations or improvements to the Property without Lessor’s consent except for Structural Alterations. Any Structural Alterations to the Property shall require the consent of Lessor, not to be unreasonably withheld, conditioned or delayed; provided, however, Lessee may make any Structural Alteration without the consent of Lessor if such Structural Alteration (a) is of equal or better quality than any existing Improvement, (b) does not consist of adding any new structures or reducing or enlarging any existing structures on the Property, and (c) does not have a Material Adverse Effect. Notwithstanding the foregoing, Lessee may undertake any alterations to the Property that are not Structural Alterations without Lessor’s prior written consent. If Lessor’s consent is required hereunder and Lessor consents to the making of any such alterations, the same shall be made by Lessee at Lessee’s sole expense by a licensed contractor and according to plans and specifications approved by Lessor. Any work at any time commenced by Lessee on the Property shall be prosecuted diligently to completion, shall be of good workmanship and materials and shall comply fully with all the terms of this Lease and all Legal Requirements. With respect to any alteration individually costing $250,000.00 or more, (x) at the commencement of any such alteration, Lessee shall execute and file or record, as appropriate, a “Notice of Non-Responsibility,” or any equivalent notice permitted under Legal Requirements and (y) upon completion of any such alteration, Lessee shall upon Lessor’s written request promptly provide Lessor with evidence of full payment to all laborers and materialmen contributing to the alterations. Lessee shall keep the Property free from any liens arising out of any work performed on, or materials furnished to, the Property. Any addition to or alteration of the Property shall be deemed a part of the Property and belong to Lessor, and Lessee shall execute and deliver to Lessor such instruments as Lessor may require to evidence the ownership by Lessor of such addition or alteration, excepting Lessee’s personal property, which shall remain the property of Lessee.
Section 7.03    Lessor Approvals. With respect to any Structural Alteration proposed by Lessee that requires Lessor’s prior approval pursuant to Section 7.02, Lessee shall deliver to Lessor approximate plans, specifications and a budget for the proposed Structural Alteration, together with all materials and any other information (and in such detail) as reasonably requested by Lessor in order to evaluate such proposed Structural Alteration. Lessor shall have fifteen (15) days after its receipt of all material information to either review and approve such proposal or provide a reasonably detailed explanation of its objections to such proposal. If Lessor provides a reasonably detailed explanation of such objections, then Lessee shall resubmit such proposal reflecting any acceptable changes, and Lessor shall have ten (10) days after its receipt of such resubmitted proposal to approve such resubmitted proposal, such approval not to be unreasonably withheld, conditioned, or delayed. If Lessor, applying such discretion, does not approve such proposal, Lessee shall have the right to resubmit such proposal, until approval by Lessor, in accordance with the procedure set forth herein. Any Lessor approval of a proposed Structural Alteration extends only to the proposed Structural Alteration as set forth in the plans and specifications delivered to Lessor in accordance with this Section 7.03, subject to immaterial modifications. Lessee must resubmit to Lessor for its approval in accordance with this Section 7.03 any proposed Structural Alteration that does not satisfy the foregoing conditions, which re-submittal shall indicate the changes from the plans and specifications and/or the financial or other information with respect to the proposed Structural Alteration delivered to Lessor in connection with this Section 7.03. Lessor’s approval of any such proposal shall be deemed to have been given if a request for approval is submitted to Lessor and Lessor does not respond by approving such proposal or stating in reasonable details its objections to such proposal within fifteen (15) days after Lessor’s receipt of all material information required to be submitted with Lessee’s first submission, or ten (10) days after Lessor’s receipt of any proposed revisions, as applicable
Section 7.04    Encumbrances. During the Lease Term, Lessor shall not place of record or amend, modify or terminate any reciprocal or cross-easement agreement or any other covenant, condition, restriction, or other item of record (other than the mortgage and/or assignment of rents and leases and related UCC financing statements in favor of a Lender, subject to Article XIII of this Lease) in any way affecting the Property without Lessee’s consent, which consent may be withheld in Lessee’s reasonable discretion. Lessor authorizes Lessee to enforce any such agreement(s) on Lessor’s or Lessee’s behalf, and Lessor shall cooperate and furnish any pertinent information needed toward Lessee’s enforcement of same, at no cost or expense to Lessor other than any de minimis cost or expense. Without Lessor’s prior written consent, Lessee shall not grant any reciprocal or cross-easement agreement or any other covenant, condition, restriction, or other item of record in any way affecting the Property. If under the terms of any title exception in the nature of a condominium declaration or reciprocal easement agreement, Lessor is entitled to appoint an officer, manager or other representative to a management association, management board, condominium board or similar organization then Lessee shall appoint such officer, manager or representative who shall represent the interests of Lessor and Lessee with respect to all matters voted on or decided by such board or association. Lessor shall cooperate with Lessee, at no cost or expense to Lessor other than any de minimis cost or expense, in placing of record or amending or modifying any reciprocal or cross-easement agreement reasonably requested by Lessee.
Section 7.05    Rooftop Installations. For the avoidance of doubt, Lessee, its Affiliates, assignees, sublessees, licensees, telecommunications and/or energy providers shall have the exclusive right to erect and maintain upon the Property, including on the roof of the building, any telecommunications and energy generation equipment and may also maintain equipment ancillary thereto anywhere on the Property, including on the ground thereof. Lessee shall be responsible for causing the maintenance and repair of the equipment and its removal prior to the expiration of the Lease Term with respect to the Property.
ARTICLE VIII
USE OF THE PROPERTY; COMPLIANCE
Section 8.01    Use. If Lessee conducts business operations on the Property, such business operations shall be conducted in a commercially reasonable manner reasonably consistent with Lessee’s (and/or its Affiliates) past practice. If Lessee discontinues operations at the Property such discontinuance shall be conditioned on (a) Lessee giving written notice to Lessor as promptly as practicable after Lessee ceases operations at the Property, (b) Lessee providing adequate protection and maintenance of the Property during any period of vacancy, and (c) Lessee complying in all material respects with all Legal Requirements and otherwise complying in all material respects with the terms and conditions of this Lease. Notwithstanding anything herein to the contrary, Lessee shall pay the Rental as and when due under this Lease and shall perform all of its other obligations under this Lease during any period in which Lessee discontinues its business operations at the Property in whole or in part.
Section 8.02    Alternative Use. Lessee shall not, by itself or through any assignment, sublease or other type of transfer, convert the Property to an alternative use during the Lease Term without Lessor’s prior written consent, provided that Lessee shall be permitted to change the concept or brand operated on the Property so long as such brand or concept is a Permitted Facility and, in such event, Lessee shall provide Lessor with written notice of any such change.
Section 8.03    Compliance.
(a)    Lessee’s use and occupation of the Property, and the condition thereof, shall, at Lessee’s sole cost and expense, comply fully with all Legal Requirements and all restrictions, covenants and encumbrances of record, and any owner obligations under such Legal Requirements, or restrictions, covenants and encumbrances of record, with respect to the Property, in either event, the failure with which to comply could have a Material Adverse Effect.
(b)    Without in any way limiting the foregoing provisions, Lessee shall comply with all Legal Requirements relating to anti-terrorism, trade embargos, economic sanctions and Anti-Money Laundering Laws, as such may be amended from time to time, and all regulations promulgated thereunder, as it affects the Property now or hereafter in effect. Upon Lessor’s written request from time to time during the Lease Term, Lessee shall certify in writing to Lessor that Lessee’s representations, warranties and obligations under Section 5.07 and this Section 8.03(b) remain true and correct in all material respects and have not been breached.
(c)    Lessee will use its best efforts to prevent any act or condition to exist on or about the Property which will materially increase any insurance rate thereon, except when such acts are required in the normal course of its business and Lessee shall pay for such increase.

(d)    Lessee agrees that it will defend, indemnify and hold harmless the Indemnified Parties from and against any and all Losses caused by, incurred or resulting from Lessee’s failure to comply with its obligations under this Section 8.03.
Section 8.04    Permitted Contest. Lessee shall not be required to pay any cost, expense or charge or perform any obligation so long as Lessee contests in good faith and at its own expense the amount or validity thereof by appropriate proceedings which shall operate to prevent the collection thereof or realization thereon and the sale, foreclosure or forfeiture of the Property or any part thereof to satisfy the same, and Lessee shall have furnished any security as may be required in the applicable proceeding, and, pending any such proceedings, Lessor shall not have the right to pay or perform the same. Lessee further agrees that such contest shall be prosecuted to a final conclusion diligently, that it will indemnify the Indemnified Parties against any and all loss, costs and expenses, including reasonable attorneys’ fees, in connection therewith, and that it will, promptly after the final determination of such contest, fully pay any amounts determined to be payable thereon and/or fully perform any obligations to be performed thereon, together will all penalties, fines, interest, costs and expenses resulting from such contest. Upon Lessee’s request, Lessor shall prosecute such contest, if required by Legal Requirements, at no cost or expense to Lessor other than any de minimis cost or expense.
Section 8.05    Environmental.
(a)    Covenants.
(i)    Lessee covenants to Lessor during the Lease Term, subject to the limitations of subsection (ii) below, as follows:
(1)    The Property and Lessee shall not be (1) in violation of any Remediation required by any Governmental Authority, or (2) subject to any Remediation obligations under any Environmental Laws. Lessee shall not be in violation of any investigation or inquiry by any Governmental Authority.
(2)    All uses and operations on or of the Property, whether by Lessee or any other Person, shall be in compliance with all Environmental Laws and permits issued pursuant thereto.
(3)    There shall be no Releases in, on, under or from the Property, except in Permitted Amounts.
(4)    There shall be no Hazardous Materials or Regulated Substances in, on or under the Property, except in Permitted Amounts. Above and below ground storage tanks installed by or used by Lessee shall be properly permitted and only used as permitted.
(5)    Lessee shall keep the Property or cause the Property to be kept free and clear of all Environmental Liens due to any act or omission of Lessee or any act or omission of any other Person during the Lease Term.

(6)    Lessee shall not act or fail to act or allow any other tenant, occupant, guest, customer or other user of the Property to act or fail to act in any way that (1) materially increases a risk to human health or the environment, (2) poses an unreasonable or unacceptable risk of harm to any Person or the environment (whether on or off the Property), (3) is contrary to any material requirement set forth in the insurance policies maintained by Lessee, (4) constitutes a public or private nuisance or constitutes waste, (5) violates any covenant, condition, agreement or easement applicable to the Property, or (6) would result in any reopening or reconsideration of any prior investigation or causes a new investigation by a Governmental Authority having jurisdiction over any Property.
(7)    Lessee shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Property as may be required by any Governmental Authority (including but not limited to sampling, testing and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas), and share with Lessor the reports and other results thereof, and Lessor and the other Indemnified Parties shall be entitled to rely on such reports and other results thereof.
(8)    Lessee shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to this Section 8.05, including but not limited to providing all relevant information and making knowledgeable persons available for interviews.
(ii)    Notwithstanding any provision of this Lease to the contrary, an Event of Default shall not be deemed to have occurred as a result of the failure of Lessee to satisfy any one or more of the covenants set forth in subsections (1) through (6) above provided that Lessee shall be in compliance with the requirements of any Governmental Authority with respect to the Remediation of any Release at the Property.
(b)    Notification Requirements. Lessee shall promptly notify Lessor in writing upon Lessee obtaining actual knowledge of (i) any Releases or Threatened Releases in, on, under or from the Property other than in Permitted Amounts, or migrating towards the Property; (ii) any non-compliance with any Environmental Laws related in any way to the Property; (iii) any actual or potential Environmental Lien or activity use limitation; (iv) any required or proposed Remediation of environmental conditions relating to the Property required by applicable Governmental Authorities; and (v) any written or oral notice or other communication of which Lessee becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to Hazardous Materials, Regulated Substances or above or below ground storage tanks, or Remediation thereof at or on the Property, other than in Permitted Amounts, possible liability of any Person relating to the Property pursuant to any Environmental Law, other adverse environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Section. Lessor shall promptly notify Lessee in writing upon receipt of any written or oral notice with respect to any matters identified in clause (v) above.
(c)    Remediation. Lessee shall, at its sole cost and expense, and without limiting any other provision of this Lease, effectuate any Remediation required by any Governmental

Authority of any condition (including, but not limited to, a Release or Threatened Release) in, on, under or from the Property prior to or during the Lease Term and/or caused by the acts or omissions of Lessee or its agents, employees or contractors at any time, and take any other reasonable action deemed necessary by any Governmental Authority for protection of human health or the environment.
(d)    Indemnification. Lessee shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless each of the Indemnified Parties from and against any and all Losses, including, but not limited to, all Costs of Remediation (whether or not performed voluntarily), arising out of or in any way relating to any Environmental Laws, Hazardous Materials, Regulated Substances, above or below ground storage tanks, or other environmental matters concerning the Property; provided, however, the foregoing shall not apply to events occurring after the Lease Term except where such event occurs as a result of the acts or omissions of Lessee, its agents, employees, or contractors or as a result of the acts or omissions of any agent, employee, or contractor of any permitted sublessee or assignee of Lessee. The obligations of Lessee and the rights and remedies of Lessor under this Section 8.05(d) shall survive the termination, expiration and/or release of this Lease for a period of three (3) years. Notwithstanding the foregoing and any other provision to the contrary in the Lease, if at any time after the expiration or earlier termination of the Lease, Lessee delivers to Lessor (collectively, the “Termination Deliveries”) (a) a Phase I environmental report with respect to the Property in form and substance and from an environmental consultant acceptable to Lessor in its reasonable discretion (the “Report”) concluding that (i) there is no evidence that there exists any adverse environmental condition upon such Property and (ii) the Property is not subject to any imminent risk of contamination from any off-site Hazardous Substances and (b) a written request to Lessor, concurrently with Lessee’s delivery of the Report to Lessor, requesting the Confirmation of Termination (as hereinafter defined), then the liability of Lessee under this Section 8.05(d) and Section 10.01 (but with respect to Section 10.01, only to the extent the indemnification covers matters set forth in this Section) shall terminate and cease on the date that the Termination Deliveries are delivered to Lessor (the “Termination Date”). The Report shall be addressed to Lessor and shall expressly state that Lessor is entitled to rely upon the information and conclusions stated in the Report. If the foregoing conditions are satisfied, Lessor shall deliver to Lessee a written confirmation (“Confirmation of Termination”) stating that the Lessee’s obligation under this Section 8.05(d) and Section 10.01 (with respect to the Hazardous Materials) have terminated on the Termination Date (but the failure of Lessor to deliver such Confirmation of Termination shall not affect Lessee’s release hereunder so long as Lessee has delivered the Termination Deliveries).
(e)    UST Compliance. Lessee shall comply, in all material respects, with all applicable federal, state and local regulations and requirements regarding above and below ground storage tanks, including, without limitation, any of such regulations or requirements which impose (i) technical standards, including, without limitation, performance, leak prevention, leak detection, notification reporting and recordkeeping; (ii) corrective action with respect to confirmed and suspected Releases; and (iii) financial responsibility for the payment of costs of corrective action and compensation to third parties for injury and damage resulting from Releases. Lessee shall promptly notify Lessor, in writing, upon receiving written notice of any and all enforcement, clean-up, remedial, removal or other governmental or regulatory actions threatened, instituted or completed pursuant to any of the Environmental Laws affecting the Property. Upon any such Release from any USTs on, above or under the Property of any Hazardous Materials or Regulated Substances, Lessee shall use all commercially reasonable efforts to remedy such situation in accordance with all Environmental Laws.
ARTICLE IX
ADDITIONAL COVENANTS
Section 9.01    Performance at Lessee’s Expense. Lessee acknowledges and confirms that Lessee shall reimburse Lessor for its reasonable and documented fees, costs and expenses (including reasonable attorneys’ fees) in connection with (a) any extension, renewal, modification, amendment and early termination of this Lease requested by Lessee; (b) the procurement of consents, waivers and approvals requested by Lessee with respect to the Property or any matter related to this Lease; and (c) the review of any assignment or sublease or proposed assignment or sublease or the preparation thereof, in each case as proposed by Lessee.
Section 9.02    Inspection. Lessor and its authorized representatives shall have the right, at reasonable times and upon giving not less than five (5) Business Days prior written notice (except in the event of an emergency, in which case no prior notice shall be required), to enter the Property or any part thereof and inspect the same, provided Lessor shall not unreasonably interfere with Lessee’s business activities at the Property, provided further that Lessor shall be limited to two (2) inspections under this Section 9.02 in any twelve (12) month period. Lessor shall not post any “for rent” or “for sale” signs on the Property or any applicable portion thereof so long as the Lease has not expired or been terminated.
Section 9.03    Financial Information. Lessee shall deliver to Lessor within ninety (90) days after the end of each fiscal year of Lessee, complete financial reports of Lessee including a balance sheet, profit and loss statement, statement of cash flows and all other related reports for the fiscal period then ended. The financial reports required hereunder shall be prepared in accordance with GAAP. Lessee understands that Lessor will rely upon such financial reports and Lessee represents that such reliance is reasonable. The financial reports delivered to Lessor need not be audited, but Lessee shall deliver to Lessor copies of any audited financial reports of Lessee which may be prepared, promptly after they become available. Notwithstanding the foregoing, (i) so long as Lessee’s financial reports are consolidated with the financial reports of any publicly traded company and so long as such publicly traded company’s financial reports are available to the public, Lessee’s obligations to deliver financial reports pursuant to this Section 9.03 shall be and shall be deemed to be satisfied, and (ii) in the event Lessee’s financial reports are consolidated with the financial reports of any other company that is not publicly traded, Lessee’s obligations to deliver financial statements pursuant to this Section 9.03, may be satisfied by Lessee delivering to Lessor the applicable financial reports of such other company. Notwithstanding the foregoing, Lessee shall deliver to Lessor: (i) within sixty (60) days of the end of Lessee’s first fiscal year ending during the first (1st) Lease year of this Lease, a written statement of total annual gross sales from the business located on the Property for the last three (3) fiscal years of Lessee ending on the last day of such fiscal year; (ii) thereafter within sixty (60) days of the end of each of Lessee’s fiscal years during the Term of this Lease, a written statement of total annual gross sales from the business located on the Property for the last fiscal year of Lessee ending on the last day of such fiscal year; and (iii) within sixty (60) days of the end of Lessee’s second (2nd) fiscal quarter each year, a written statement of total gross sales from the business located on the Property for the trailing twelve (12) month period ending on the last day of Lessee’s second (2nd) fiscal quarter.
As a material inducement to Lessor’s willingness to enter into this Lease, Lessee hereby acknowledges and agrees that Lessor may, from time to time and at any time act or permit another Person to act as sponsor, settler, transferor or depositor of, or a holder of interests in, one or more Persons or other arrangements formed pursuant to a trust agreement, indenture, pooling agreement, participation agreement, sale and servicing agreement, limited liability company agreement, partnership agreement, articles of incorporation or similar agreement or document; and permit one or more of such Persons or arrangements to offer and sell stock, certificates, bonds, notes, other evidences of indebtedness or securities that are directly or indirectly secured, collateralized or otherwise backed by or represent a direct or indirect interest in whole or in part in any of the assets, rights or properties described in, in one or more Persons or arrangements holding such assets, rights or properties, or any of them (collectively, the “Securities”), whether any such Securities are privately or publicly offered and sold, or rated or unrated (any combination of which actions and transactions described in both clauses (i) and (ii) in this paragraph, whether proposed or completed, are referred to in this Lease as a “Securitization”).  Lessee shall reasonably cooperate with Lessor and any direct or indirect participant or investor in a proposed or completed Securitization, with respect to all reasonable requests and due diligence procedures and to use reasonable efforts to facilitate such Securitization, including, without limitation, providing for inclusion in any prospectus or other Securities offering material such documents, financial and other data, and other information and materials which would customarily be required with respect to Lessee by a purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to such Securitization; provided, however, that Lessee shall not be required to provide any Proprietary Information, any information which has not previously been made public unless required by applicable federal or state securities laws or any information which is not otherwise required to be provided by Lessee under this Lease.  For Securitization purposes only, Lessee shall upon request of Lessor, deliver to Lessor and to any Person designated by Lessor, statements signed by an authorized representative of Lessee confirming the written information provided by Lessee pursuant to this Section as shall be reasonably requested by Lessor.  Lessor shall pay Lessee's attorney fees and other out-of-pocket expenses incurred in connection with the performance of its obligations under this Section.
The provisions of Section 18.05 shall be applicable to the financial information provided by Lessee to Lessor pursuant to this Section 9.03.
Section 9.04    OFAC Laws. Upon receipt of notice or upon actual knowledge thereof, Lessee shall immediately notify Lessor in writing that any Person owning (directly or indirectly) any interest in Lessee [or Guarantor], or any director, officer, shareholder, member, manager or partner of any such holder is a Person whose property or interests are subject to being blocked under any of the OFAC Laws, or is otherwise in violation of any of the OFAC Laws, or is under investigation by any Governmental Authority for, or has been charged with, or convicted of, drug trafficking, terrorist-related activities or any violation of the Anti-Money Laundering Laws, has been assessed civil penalties under these or related laws, or has had funds seized or forfeited in an action under these or related laws; provided, however, that the covenant in this Section 9.04 shall not apply to any Person to the extent such Person’s interest is in or through a U.S. Publicly Traded Entity.
Section 9.05    Estoppel Certificates.
(a)    At any time, and from time to time, Lessee shall, promptly and in no event later than twenty (20) days after a request from Lessor or any Lender or mortgagee of Lessor, execute, acknowledge and deliver to Lessor or such Lender or mortgagee, as the case may be, a certificate in the form supplied by Lessor, certifying: (a) that Lessee has accepted the Property; (b) that this Lease is in full force and effect and has not been modified (or if modified, setting forth all modifications), or, if this Lease is not in full force and effect, the certificate shall so specify the reasons therefor; (c) the commencement and expiration dates of the Lease Term; (d) the date to which the Rental has been paid under this Lease and the amount thereof then payable; (e) whether there are then any existing defaults by Lessor in the performance of its obligations under this Lease, and, if there are any such defaults, specifying the nature and extent thereof; (f) that no notice has been received by Lessee of any default under this Lease which has not been cured, except as to defaults specified in the certificate; (g) the capacity of the Person executing such certificate, and that such Person is duly authorized to execute the same on behalf of Lessee; and (h) that neither Lessor nor any Lender or mortgagee has actual involvement in the management or control of decision making related to the operational aspects or the day-to-day operation of the Property, including any handling or disposal of Hazardous Materials or Regulated Substances.
(b)    At any time, and from time to time, Lessor shall, promptly and in no event later than twenty (20) days after a request from Lessee or any Lender or mortgagee of Lessee, execute, acknowledge and deliver to Lessee or such Lender or mortgagee, as the case may be, a certificate in the form supplied by Lessee, certifying: (a) that this Lease is in full force and effect and has not been modified (or if modified, setting forth all modifications), or, if this Lease is not in full force and effect, the certificate shall so specify the reasons therefor; (b) the commencement and expiration dates of the Lease Term; (c) the date to which the Rental has been paid under this Lease and the amount thereof then payable; (d) whether there are then any existing defaults by Lessee in the performance of its obligations under this Lease, and, if there are any such defaults, specifying the nature and extent thereof; (e) that no notice has been received by Lessor of any default under this Lease which has not been cured, except as to defaults specified in the certificate; and (f) the capacity of the Person executing such certificate, and that such Person is duly authorized to execute the same on behalf of Lessor.
ARTICLE X
RELEASE AND INDEMNIFICATION
Section 10.01    Release and Indemnification. Lessee agrees to use and occupy the Property at its own risk and hereby releases Lessor and Lessor’s agents and employees from all claims for any damage or injury to the full extent permitted by law. Lessee agrees that Lessor shall not be responsible or liable to Lessee or Lessee’s employees, agents, customers, licensees or invitees for bodily injury, personal injury or property damage occasioned by the acts or omissions of any other lessee or any other Person. Lessee agrees that any employee or agent to whom the Property or any part thereof shall be entrusted by or on behalf of Lessee shall be acting as Lessee’s agent with respect to the Property or any part thereof, and neither Lessor nor Lessor’s agents, employees or contractors shall be liable for any loss of or damage to the Property or any part thereof (unless caused by Lessor or Lessor’s agent). Lessee shall indemnify, protect, defend and hold harmless each of the Indemnified Parties from and against any and all Losses (excluding Losses suffered by an Indemnified Party arising out of the gross negligence or willful misconduct of such Indemnified Party) caused by, incurred or resulting from Lessee’s operations at the Property or by Lessee’s use and occupancy of the Property, whether relating to its original design or construction, latent defects, alteration, maintenance, use by Lessee or any Person thereon, supervision or otherwise, or from any breach of, default under, or failure to perform, any term or provision of this Lease by Lessee, its officers, employees, agents or other Persons.
If Lessor shall fail to perform any covenant, term or condition of this Lease upon Lessor's part to be performed under this Lease and if as a consequence of such default Lessee shall recover a money judgment against Lessor, such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment and levied thereon against the right, title and interest of Lessor in the Property and out of rents or other income from such Property receivable by Lessor, or out of the consideration received by Lessor from the sale or other disposition of all or any part of Lessor's right, title and interest in the Property, and neither Lessor nor any of its Indemnified Parties shall be liable for any deficiency.
It is expressly understood and agreed that, subject to the limitation set forth in Section 8.05 Lessee’s obligations under this Section shall survive the expiration or earlier termination of this Lease for any reason whatsoever.
ARTICLE XI
CASUALTY AND CONDEMNATION
Section 11.01    Fire and Other Casualty.
(a)    Damage During Lease Term. If all or any part of the Property should be damaged or destroyed by Casualty during the Lease Term from and after the Commencement Date, then Lessee shall give prompt notice of the damage to Lessor and except as otherwise provided in this Article, Lessee shall promptly thereafter repair or restore the Property, or any such part thereof, to substantially the same condition it was in prior to the Casualty (subject to any changes to all or any such part of the Property that Lessee intends to make). All Base Annual Rental and Additional Rent shall continue unabated after such Casualty. All insurance proceeds recovered on account of any Casualty to all or any part of the Property by Casualty shall be made available for payment of the cost of the repair or restoration, the cost of collection of the insurance proceeds, the cost of temporary safety measures to stabilize all or the applicable part of the Property and the cost incurred to comply with applicable Legal Requirements. If the amount of the insurance proceeds (exclusive of Lessee Awards) is less than Seven Hundred Fifty Thousand and NO/100 Dollars ($750,000.00) (“Turnover Amount”), which amount shall be increased every three (3) years by the increase in the Index over such period of time, such insurance proceeds shall be turned over to Lessee and Lessee shall have the sole right to adjust any and all claims with the insurer. If the insurance proceeds exceeds the Turnover Amount, the entire insurance proceeds less the Turnover Amount and any Lessee Awards shall be deposited in escrow (a “Proceeds Reserve”) with the Lender of the senior Mortgage, or if there is no mortgage holder, then with a bank mutually agreeable to Lessor and Lessee, with instructions to the escrow holder that the escrow holder shall disburse the same to Lessee as the work of repair or restoration progresses, upon certification by the architect or engineer administering the work if the work is structural in nature, and otherwise by Lessee, that the disbursements then requested, together with all previous disbursements made from the insurance proceeds, do not exceed the cost of repair or restoration already completed and paid for and that the balance in the Proceeds Reserve is sufficient to pay for the estimated cost of completing the repair or restoration. Such escrow arrangement shall also incorporate other customary disbursement requirements imposed by institutional lenders, taking into consideration the size and use of all or the part of the Property so affected and the nature of the loss. To the extent that there exists any insurance deductible, any self-insured retention amount, or any shortfall with respect to the amount of insurance proceeds available to complete the repair or restoration, then the Turnover Amount shall be reduced by the amount of any such insurance deductible, self-insured retention amount, or shortfall (but not below zero) and Lessee shall be obligated to advance from its owns funds any remaining insurance deductible, self-insured retention amount or shortfall prior to the escrow holder being obligated to make any disbursements by the escrow holder of any escrow proceeds. Lessee shall also apply the Turnover Amount to the cost of the repair or restoration prior to the escrow holder being obligated to make any disbursements from the Proceeds Reserve. In no event shall funds held in the Proceeds Reserve be used by Lessor for any other purpose other than for the reimbursement of Lessee for amounts actually and properly expended by Lessee for the repair and restoration of the Property following a Casualty or a Condemnation (as provided below) or in the event that Lessee shall fail to either undertake or complete such repair and restoration, to such Persons engaged by Lessor to undertake such repair and restoration (provided that excess funds shall be returned to Lessee in the following sentence). If the insurance proceeds shall be greater than the cost of repair or restoration, the excess shall be paid to Lessee. In no event shall the escrow requirements of this Section 11.01(a) apply if Lessee is satisfying its insurance obligations under Section 6 in accordance with Section 6.03(d) and/or Section 6.03(e). In no event shall Lessee be required to deposit any Lessee Awards with the escrow holder.
(b)    Late Lease Term Termination Right. If during the last three (3) years of the Initial Term or at any time during an Extension Term, the Buildings shall be damaged by Casualty to the extent of twenty-five percent (25%) or more of their insurable value (“Late Term Damaged Property”), then provided that no Event of Default has occurred and is continuing, such Casualty is covered by the insurance required to be maintained by Lessee under Section 6.03, Lessee may elect to terminate this Lease by notice given to Lessor within sixty (60) days of the damage or destruction. The termination shall become effective on the twentieth (20th) day after the giving of the notice of termination and Lessee shall not be obligated to repair or restore any damage or destruction to the Property caused by the Casualty except that Lessee shall satisfy temporary safety measures to vacate the Property and comply with applicable Legal Requirements. All insurance proceeds excluding Lessee Awards and the amount of any insurance deductible or self-insured retention for the Property (or an equivalent sum in the case of self-insurance) shall be paid to, and be the property of Lessor, provided, however, that Lessee shall be entitled to recover from the insurance proceeds the cost of any temporary safety measures undertaken by Lessee in order to vacate the Property.
(c)    Lessee Awards. Notwithstanding anything to the contrary contained herein, in no event shall Lessor be entitled to proceeds of any insurance maintained by Lessee for Lessee’s Property or any business interruption insurance maintained by Lessee (“Lessee Awards”).
(d)    Adjustment of Losses. Provided Lessee has not elected to terminate the Lease as permitted by Section 11.01(b), any net insurance proceeds relating to such Casualty shall be adjusted solely by Lessee and, to the extent necessary to accomplish such adjustment, Lessee is hereby authorized and empowered in the name and on behalf of Lessor and otherwise, to file and prosecute Lessee’s claim, if any, for net insurance proceeds on account of such Casualty.
Section 11.02    Condemnation.
(a)    Total Condemnation. If at any time during the Lease Term, all of the Property or substantially all (i.e. – in excess of a Partial Condemnation as described in (b) below) shall be appropriated by eminent domain or any other similar action by a public authority (a “Condemnation”), this Lease shall terminate. To the extent the taking authority has a right to rent or payment for use and occupancy during that period, Lessee shall pay that amount to the taking authority and the balance of the Base Annual Rental and other amounts payable hereunder shall be paid to Lessor.
(b)    Partial Condemnation. If by Condemnation (any of the below, a “Partial Condemnation”):
(i)    any part of the Buildings shall be appropriated and if as a result thereof (and all previous takings with respect to the Property during the Lease Term) the ground floor area of such Buildings shall be reduced to less than ninety percent (90%) of the ground floor area of such Buildings as of the Commencement Date, or
(ii)    a part of the parking areas with respect to the Property shall be appropriated and if as a result thereof (and all previous takings with respect to the Property during the Lease Term), the number of parking spaces on the Property shall be reduced by fifteen percent (15%) or more from the number existing as of the Commencement Date, or
(iii)    the Property shall cease to have access for pedestrians and motor vehicles to and from the main access drive or roadway serving the Property, or
(iv)    there shall cease to be reasonable access for pedestrians between the parking areas and the Buildings on the Property, or
(v)    there shall cease to be reasonable access for trucks to and from the loading docks and truck areas serving the Property (unless substitute access, loading docks or truck areas can reasonably be constructed at the Property), then Lessee may, if Lessee so elects, terminate this Lease by giving Lessor notice of the exercise of such election within twenty (20) days after the receipt by Lessee of notice of the appropriation.
(c)    Termination. In the event of a termination pursuant to this Section 11.02, such termination shall be effective as of the time physical possession of the Property is taken.
(d)    No Termination. If this Lease is not terminated as provided in this Section 11.02, then the Lease Term with respect to the Property shall continue, the net proceeds of the award that is payable on account of such condemnation shall be paid to Lessee, Lessee shall promptly restore what may remain of the unappropriated Property to substantially the same condition they were in immediately prior to the taking, taking into consideration the reduction in size, and, regardless of whether such net proceeds are sufficient to do so, and all Base Annual Rental and Additional Rent shall continue unabated. If the estimated cost of the repair or restoration equals or exceeds the Turnover Amount, the entire net proceeds of the award relating to the condemnation or taking, less the Turnover Amount and Lessee Damages, shall be deposited into escrow with the senior Mortgagee, or if there is no mortgage holder, then with a bank mutually agreeable to Lessor and Lessee, and the escrow and disbursement provisions of Section 11.01(a) shall apply (including Lessee’s obligation advance shortfall amounts prior to the funding of escrowed funds) to such net proceeds and the repair or restoration.
(e)    Adjustment of Losses. Provided Lessee has not elected to terminate the Lease as permitted by Section 11.02(b) or Section 11.02(g), any net proceeds relating to a Partial or Temporary Condemnation shall be adjusted solely by Lessee and, to the extent necessary to accomplish such adjustment, Lessee is hereby authorized and empowered in the name and on behalf of Lessor and otherwise, to file and prosecute Lessor’s and Lessee’s respective claims, if any, for a net proceeds Award on account of such Condemnation.
(f)    Damages. Except as set forth in Section 11.02(d), Section 11.02(e), and Section 11.02(g), Lessee assigns to Lessor any and all rights it may have to damages accruing on account of any appropriation by eminent domain for which damages are payable and agrees to execute such instruments as may be requested by Lessor to evidence the assignment; provided, however, Lessee may make a separate claim for damages payable for any of Lessee’s Property, any so-called special damages to Lessee for interruption to Lessee’s operations or otherwise, or any damages for relocation (collectively, “Lessee Damages”).
(g)    Temporary Condemnation. In the event of any Condemnation taking for a duration of one (1) year or less of all or any portion of the Property (a “Temporary Condemnation”), Lessee shall have no right to terminate this Lease and the Base Annual Rental and additional rent shall not be abated, but Lessee shall be entitled to receive the entire award for the Temporary Condemnation, unless the period of occupation and use by the condemning authorities shall extend beyond the date of expiration of this Lease, in which case the award made for the Temporary Condemnation shall be apportioned between Lessor and Lessee as of the date of such expiration. Notwithstanding the foregoing to the contrary, if (x) any Temporary Condemnation occurs during the last three (3) years of the Initial Term or at any time during an Extension Term such Temporary Condemnation is for a duration of more than thirty (30) days, and (z) such Temporary Condemnation satisfies one of clauses (i) through (v) of Section 11.02(b), then Lessee may, if Lessee so elects, terminate this Lease by giving Lessor notice of the exercise of such election within twenty (20) days after receipt by Lessee of notice of the appropriation. Upon such termination, Lessor shall be entitled to receive the entire award for the Temporary Condemnation, less any Lessee Damages.
ARTICLE XII
DEFAULT, CONDITIONAL LIMITATIONS,
REMEDIES AND MEASURE OF DAMAGES
Section 12.01    Event of Default. Each of the following shall be an event of default by Lessee under this Lease (each, an “Event of Default”):
(a)    If Lessee defaults (i) in the payment of any monthly installment of Base Monthly Rental and fails to cure the default within five (5) days after receipt of notice of such default from Lessor; or (ii) in the payment of any other amount owing under this Lease and fails to cure the default within thirty (30) days after receipt of notice of such default from Lessor; and
(b)    If Lessee defaults in the performance of any obligation under this Lease that cannot be cured by the payment of money and Lessee does not cure the default within thirty (30) days (or if the default cannot reasonably be cured within thirty (30) days, if Lessee shall not within thirty (30) days commence to cure the default and thereafter diligently pursue the same to completion) after Lessee’s receipt of notice from Lessor specifying in reasonable detail the nature of the default (“First Default Notice”), Lessor shall give a second notice of default (“Second Default Notice”). If Lessee does not cure the default within thirty (30) days (or if such default cannot reasonably be cured within the second thirty (30) day period, if Lessee shall not within the second thirty (30) day period commence to cure such default and thereafter diligently pursue the same to completion) after Lessee’s receipt of the Second Default Notice, and such default results in a material adverse effect on the use, operation and value of the Property, then a “Final Default” shall have occurred.
(c)    Upon the (i) filing by or for reorganization or arrangement under any Law relating to bankruptcy or insolvency (unless, in the case of a petition filed against Lessee or such Guarantor, the same is dismissed within sixty (60) days), (ii) appointment of a trustee or receiver to take possession of substantially all of Lessee’s assets located in the Property or of Lessee’s interest in this Agreement, where possession is not restored to Lessee within sixty (60) days, (iii) attachment, execution or other judicial seizure of substantially all of Lessee’s assets located in the Premises or of Lessee’s interest in this Lease, (iv) Lessee’s or any Guarantor's convening of a meeting of its creditors or any class thereof for the purpose of effecting a moratorium upon or composition of its debts, or (v) Lessee’s or any Guarantor's insolvency or failure, or admission of an inability, to pay debts as they mature.
At any time prior to the occurrence of a Final Default, Lessee may elect to toll the cure period on account of the default by commencing a declaratory judgment action to determine whether the alleged default exists (“Proceeding”), provided that Lessee shall be required to pay and perform all other obligations under this Lease, including payment of Base Monthly Rental and Additional Rental. Lessee shall prosecute the Proceeding expeditiously and in good faith. If the court determines that the alleged default does not qualify as a default and such determination becomes final, Lessee shall not be in default for the alleged default. If the court determines that a default did occur and such determination becomes final or if the Proceeding is dismissed by the court and such dismissal becomes final, then as of the date of such determination or dismissal, the cure period shall commence again and if cure has not been completed by the expiration of the cure period, Lessor shall have all rights as provided herein for a Final Default.
Section 12.02    Remedies. (a) Upon the occurrence of an Event of Default, with or without notice or demand, except as otherwise expressly provided herein or such other notice as may be required by statute and cannot be waived by Lessee, Lessor shall, as its sole and exclusive remedy options therefor, have the right and option to either: (i) continue this Lease in effect and recover Rental from Lessee from time to time as it falls due; (ii) terminate Lessee’s right to possession of the Property, without terminating this Lease, and re-enter and repossess the Property; (iii) terminate this Lease; (iv) if the default is non-monetary, cure such default on behalf of Lessee (and the reasonable cost of such curing shall be due and payable to Lessor, as Additional Rent, within ten (10) days after the date of Lessee’s receipt of written notice of such costs from Lessor); or (v) pursue any other remedies that may be provided for elsewhere in this Lease or that may otherwise be available to Lessor in equity, including, without limitation, injunctive relief or specific performance.
(b)    If Lessor elects to terminate Lessee’s right to possession of the Property without terminating this Lease, then Lessee shall remain liable to Lessor for the payment of Rental for the balance of the Initial Term (or Extension Term, as applicable) as the same becomes due, and for the payment of any and all reasonable costs incurred by Lessor in connection with a re-letting of the Property, which re-letting shall be on such terms and conditions as are commercially reasonable under the market conditions and circumstances at that time; and any amounts received from such re-letting shall be applied against the monetary obligations of Lessee under this Lease. Repossession by Lessor shall not be construed as an election by Lessor to terminate this Lease unless Lessor delivers written notice to Lessee expressly stating that Lessor is terminating this Lease. For purposes of this Section 12.02, “reasonable costs” of re-letting shall be deemed to include the following costs (but only to the extent such costs are reasonable): costs to repair the Property, brokers’ fees and reasonable attorneys’ fees incurred in connection with the negotiation of a lease with the new lessee.
(c)    If Lessor elects to terminate this Lease, then damages shall be determined in accordance with the following formula:
(i)    the amount of any unpaid Rental that is owed as of the date of termination; plus
(ii)    the net present value of the amount by which any unpaid Rental which would have been owed after the termination date for the balance of the Initial Term (or Extension Term, as applicable) exceeds the amount of rental loss that Lessee proves could have been reasonably avoided through mitigation; plus
(iii)    any other amount necessary to compensate Lessor for all of the detriment proximately caused by Lessee’s failure to perform its obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom, including the reasonable cost of repairing the Property and reasonable attorneys’ fees.
For purposes of clause (i) above, the amount owed “as of the date of termination” shall be calculated by adding Interest. For purposes of clause (b) above, the “net present value” shall be calculated by discounting the amount at the rate of the then applicable “Prime Rate” (as quoted in The Wall Street Journal or a successor publication if The Wall Street Journal is no longer published) plus one percent (1%).
Section 12.03    Default by Lessor. If Lessor fails to perform any covenant or agreement set forth in this Lease, then Lessor shall have thirty (30) days following the date of its receipt of written notice thereof from Lessee to commence the cure of such alleged failure (i.e., default), plus such additional time as may reasonably be needed to complete the cure of the same. If, upon the expiration of such 30-day period such default is not cured, or if such default cannot reasonably be cured within such 30-day period and Lessor has not commenced the cure of such default within such 30-day period (and thereafter diligently prosecuted such curative action to completion), then Lessee may without waiving any other rights or remedies that Lessee may have at law or in equity, cure such default itself on behalf of Lessor and the actual, documented costs thereof shall be due and payable to Lessee from Lessor upon demand by Lessee. Any failure of Lessor to pay the amounts due to Lessee within ten (10) days after the date of Lessor’s receipt of such demand shall entitle Lessor to deduct such amounts, plus Interest, from any amounts due to Lessor under this Lease, including Rental, until Lessee is repaid in full.
Section 12.04    Additional Equitable Rights; Mitigation. The rights of Lessor and Lessee set forth in this Lease in the event of a default shall not preclude either party from pursuing any available equitable rights and remedies, including, but not limited to, specific performance and injunctive relief. In the event of an uncured default, the non-defaulting party shall in each event use reasonable efforts to mitigate its damages.
Section 12.05    Interest. Any sums not paid when due from one party to the other shall bear interest from the date due until the date repaid in full at a rate per annum (“Interest”) equal to the lesser of (a) the highest lawful rate or (b) the then applicable “Prime Rate” (as quoted in The Wall Street Journal or a successor publication if The Wall Street Journal is no longer published) plus one percent (1%); provided, however, in no event shall such rate exceed twelve percent (12%) per annum.
ARTICLE XIII
MORTGAGE, SUBORDINATION AND ATTORNMENT
Section 13.01    No Liens. Lessor’s interest in this Lease and/or the Property shall not be subordinate to any liens or encumbrances placed upon the Property by or resulting from any act of Lessee, and nothing herein contained shall be construed to require such subordination by Lessor. NOTICE IS HEREBY GIVEN THAT LESSEE IS NOT AUTHORIZED TO PLACE OR ALLOW TO BE PLACED ANY LIEN, MORTGAGE, DEED OF TRUST, DEED TO SECURE DEBT, SECURITY INTEREST OR ENCUMBRANCE OF ANY KIND UPON ALL OR ANY PART OF

THE PROPERTY OR LESSEE’S LEASEHOLD INTEREST THEREIN, AND ANY SUCH PURPORTED TRANSACTION SHALL BE VOID. This prohibition shall not prohibit Lessee from financing or encumbering all or any portion of Lessee’s Property including granting a lien, encumbrance, security interest thereon.
Section 13.02    Subordination. This Lease at all times shall be subordinate to the lien of any and all ground leases and Mortgages now or hereafter placed upon the Property by Lessor, provided the holder of any such ground lease or Mortgage enters into an SNDA reasonably acceptable to such holder, Lessor and Lessee. Lessee covenants and agrees to execute and deliver, upon demand, such further instruments subordinating this Lease to the lien of any or all such ground leases and Mortgages as shall be desired by Lessor, or any present or proposed mortgagees under trust deeds, upon the condition that Lessee shall have the right to remain in possession of the Property under the terms of this Lease, notwithstanding any default in any or all such ground leases or Mortgages, or after the foreclosure of any such Mortgages, so long as no Event of Default shall have occurred and be continuing. Lessor agrees to provide Lessee with an SNDA executed by each Lender holding a Mortgage, and Lessee agrees to promptly execute and return such SNDA to Lessor.
Section 13.03    Election To Declare Lease Superior. If any mortgagee, receiver or other secured party elects to have this Lease and the interest of Lessee hereunder be superior to any Mortgage and evidences such election by notice given to Lessee, then this Lease and the interest of Lessee hereunder shall be deemed superior to any such Mortgage, whether this Lease was executed before or after such Mortgage and in that event such mortgagee, receiver or other secured party shall have the same rights with respect to this Lease as if it had been executed and delivered prior to the execution and delivery of such Mortgage and had been assigned to such mortgagee, receiver or other secured party.
Section 13.04    Attornment. In the event any purchaser or assignee of any Lender at a foreclosure sale acquires title to the Property, or in the event that any Lender or any purchaser or assignee otherwise succeeds to the rights of Lessor as landlord under this Lease, Lessee shall attorn to Lender or such purchaser or assignee, as the case may be (a “Successor Lessor”), and recognize the Successor Lessor as lessor under this Lease, and, subject to the provisions of this Article XIII, this Lease shall continue in full force and effect as a direct lease between the Successor Lessor and Lessee, provided that the Successor Lessor shall only be liable for any obligations of Lessor under this Lease which accrue after the date that such Successor Lessor acquires title (provided, however, the foregoing shall not limit Successor Lessor’s obligation to correct any conditions that existed as of the date of attornment and that violate Successor Lessor’s obligations as “Lessor” under the Lease). The foregoing provision shall be self-operative and effective without the execution of any further instruments.
Section 13.05    Execution of Additional Documents. Although the provisions in this Article XIII shall be self-operative and no future instrument of subordination shall be required, upon request by Lessor, Lessee shall execute and deliver whatever instruments may be reasonably required for such purposes.
Section 13.06    Notice to Lender. Lessee shall give written notice to any Lender having a recorded lien upon the Property or any part thereof of which Lessee has been notified of any breach or default by Lessor of any of its obligations under this Lease and give such Lender at least thirty (30) days beyond any notice period to which Lessor might be entitled to cure such default before Lessee may exercise any remedy with respect thereto.
ARTICLE XIV
ASSIGNMENT
Section 14.01    Assignment by Lessor. As a material inducement to Lessor’s willingness to enter into the transactions contemplated by this Lease, Lessee hereby agrees that Lessor may, subject to the provisions of Section 16.03 of this Lease, from time to time and at any time and without the consent of Lessee, engage in all or any combination of the following, or enter into agreements in connection with any of the following or in accordance with requirements that may be imposed by applicable securities, tax or other Laws: the sale, assignment, grant, conveyance, transfer, financing, re-financing, purchase or re-acquisition of all, less than all or any portion of the Property or this Lease, Lessor’s right, title and interest in this Lease, the servicing rights with respect to any of the foregoing, or participations in any of the foregoing. Without in any way limiting the foregoing, the parties acknowledge and agree that Lessor, in its sole discretion, may assign this Lease or any interest herein to another Person (including without limitation, a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code)) in order to maintain Lessor’s or any of its Affiliates’ status as a REIT); provided, however, that Lessor shall be required to (i) comply with any applicable legal requirements related to such transfer, and (ii) give Lessee written notice of any such assignment; and provided, further, that any such assignment shall be subject to all of the rights of Lessee hereunder. In the event of any such sale or assignment other than a security assignment, Lessee shall attorn to such purchaser or assignee (so long as Lessor and such purchaser or assignee notify Lessee in writing of such transfer and such purchaser or assignee expressly assumes in writing the obligations of Lessor hereunder from and after the date of such assignment). At the request of Lessor, Lessee will execute such documents confirming the sale, assignment or other transfer and such other agreements as Lessor may reasonably request, provided that the same do not increase the liabilities and obligations of Lessee hereunder. Lessor shall be relieved, from and after the date of such transfer or conveyance, of liability for the performance of any obligation of Lessor contained herein, except for obligations or liabilities accrued prior to such assignment or sale.
Section 14.02    No Assignment by Lessee. (a) Without the prior written consent of Lessor, and except as provided in Section 14.02(b) below (any one of the following, a “Consent-Needed Transaction”): (i) Lessee shall not assign, transfer, convey, pledge or mortgage this Lease or any interest therein, whether by operation of law or otherwise, in whole or in part; (ii) no Change in Control shall occur; (iii) no equity or ownership interest in Lessee shall be pledged, encumbered, hypothecated or assigned as collateral for any obligation of Lessee; and (iv) Lessee shall not sublet all or any part of the Property. No assignment of this Lease or subletting of the Property shall relieve Lessee of any of its obligations under this Lease. If Lessor and any assignee of Lessee’s interest in this Lease modify or amend this Lease without Lessee’s consent so as to increase the obligations of Lessee, Lessee’s liability shall not be increased, but shall continue as it existed prior to the modification or amendment. Renewals of any sublease previously approved shall not require further approval. Lessor shall approve or deny such request for consent as soon as practicable but no later than fifteen (15) days after receipt of Lessee’s notice to Lessor requesting consent together with all materials and any other information (and in such reasonable detail) as may be reasonably necessary to evaluate the proposed transaction and the affected parties. Lessor’s approval of any Consent-Needed Transaction shall be deemed to have been given if a request for approval is submitted to Lessor and Lessor does not respond by approving such proposed Consent-Needed Transaction or stating in reasonable details its objections to such proposed Consent-Needed Transaction within fifteen (15) days after Lessor’s receipt of such request for approval and all materials and information required by the immediately preceding sentence. Notwithstanding the foregoing, a mere change or conversion of Lessee’s corporate form (as an example and without limitation, a conversion from a corporation to a limited liability company or a change of Lessee’s state of formation), at any time or from time to time during the Term, shall be deemed not to be a Consent-Needed Transaction and Lessor shall have no right to consent to any such change or conversion.
(b)    Notwithstanding anything to the contrary contained in this Section 14.02 and provided that no material Event of Default has occurred and is continuing, Lessee (or any Affiliate of Lessee) shall have the right, without Lessor’s consent, at any one time or multiple times during the Lease Term, to (i) assign this Lease to an Affiliate of Lessee; (ii) assign this Lease or sublet the whole of the Property to a Permitted Transferee; (iii) sublet all or a portion of the Property to a Person under the control of Lessee solely for the purpose of such entity obtaining a liquor license for the Restaurant; (iv) consummate a public offering of common stock or other equity interests of Lessee, or any direct or indirect controlling party of any of them (including any public offering of common stock or other equity interests of Lessee, or any direct or indirect controlling party of any of them that may result in a Change in Control) on a nationally or regionally recognized exchange; (v) transfer, convey or pledge any interest in a Person that is a U.S. Publicly Traded Entity (including a transfer, conveyance or other transaction that results in the delisting of a U.S. Publicly Traded Entity), whether by operation of law or otherwise, (vi) assign or transfer this Lease to a Spinoff Entity notwithstanding that such assignment or transfer may result in a Change in Control; or (vii) sublease, license, or enter into a concession agreement, kiosk agreement or occupancy agreement of all or any part of the Property if the use contemplated under any such sublease, license, concession agreement, kiosk agreement or occupancy agreement does not breach the provisions of Section 8.01 hereof and the term of such sublease, license, concession agreement, kiosk agreement or occupancy agreement does not exceed the Lease Term, as the same may have been extended; provided that: (w) within thirty (30) days after Lessee’s entering into any permitted sublease, license, concession agreement, kiosk agreement or occupancy agreement, or assignment described in subsections (i) through (vi) of this Section 14.02(b), Lessee shall provide Lessor with written notice thereof, together with a copy of the executed sublease, license, concession agreement, kiosk agreement or occupancy agreement, or assignment; (x) there are no material uncured Events of Default at the time of consummating any of the above transactions; (y) with respect to an assignment, the transferee of Lessee shall assume the terms, conditions and provisions of this Lease and (z) no assignment of this Lease or subletting of the Property shall relieve Lessee of any of its obligations under this Lease. For purposes of this Section 14.02(b), the word “controlling” means having the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of Lessee.

Section 14.03    Cure Rights Upon Assignee Default. Upon a default by an assignee of Lessee’s interest in this Lease, Lessor shall not exercise any rights or remedies on account of such default unless Lessor gives notice of such default to the Lessee named herein or its successor by merger, consolidation or stock sale (“Original Lessee”), as well as the tenant in possession, and the opportunity to cure such default within the period of time permitted under the default provisions of this Lease. If this Lease is terminated by Lessor following such notice, then the Original Lessee shall not be liable for any obligations under this Lease unless at the time of termination, Lessor offers the Original Lessee a new lease for the balance of the Lease Term upon the provisions contained in this Lease and any modification of this Lease consented to by Original Lessee, conditioned upon the agreement of the Original Lessee to cure any then existing defaults under this Lease which are susceptible to cure by the Original Lessee and which are specified in Lessor’s offer to Original Lessee.
ARTICLE XV
NOTICES
Section 15.01    Notices. All notices, demands, designations, certificates, requests, offers, consents, approvals, appointments and other instruments given pursuant to this Lease shall be in writing and given by any one of the following: (a) hand delivery; (b) nationally recognized express overnight delivery service; (c) certified or registered mail, return receipt requested; or (d) email, and shall be deemed to have been delivered upon (i) receipt, if hand delivered; (ii) the next Business Day, if delivered by a reputable nationally recognized express overnight delivery service; (iii) upon receipt or refusal of acceptance of delivery, if sent by certified or registered mail, return receipt requested; or (iv) transmission, if delivered by email provided a confirming copy is simultaneously sent by the method described in (b) above. Notices shall be provided to the parties and addresses (or electronic mail addresses) specified below:

If to Lessee:	[________________] c/o: Darden Restaurants, Inc. Attn: Property Law Administration Dept. 1000 Darden Center Drive Orlando, FL 32837 Telephone No.: (407) 245-4000

With a copy to:
[________________] c/o: Darden Restaurants, Inc. Attn: General Counsel 1000 Darden Center Drive Orlando, FL 32837 Telephone No.: (407) 245-4000

If to Lessor:	[________________] [________________] [________________] [________________]

With a copy to:
[________________] [________________] [________________] [________________]

or to such other address or such other person as either party may from time to time hereafter specify to the other party in a notice delivered in the manner provided above.
ARTICLE XVI
RIGHT OF FIRST OFFER
Section 16.01    First Offer. Provided that no material Event of Default has occurred and is continuing, if Lessor shall desire to sell or convey the Property to a third party that is not an Affiliate of Lessor, then Lessor shall first give Lessee the right to purchase the Property for a price and on terms and conditions determined by Lessor and set forth in a notice given to Lessee (the “Offer”). Lessee shall have twenty (20) Business Days from receipt of the Offer within which to elect to purchase the Property on the precise terms and conditions of the Offer (except that if the Offer shall be in whole or in part for consideration other than cash, Lessee shall have the right to pay in cash the fair market value of such noncash consideration). If Lessee elects to so purchase the Property, Lessee shall give to Lessor written notice thereof (“Acceptance Notice”) and the closing shall be held within forty-five (45) days after the date of the Acceptance Notice or such longer period of time as is set forth in the Offer, whereupon Lessor shall convey the Property to Lessee. At the closing, Lessor shall deliver to Lessee a special warranty deed (or local equivalent) sufficient to convey to Lessee fee simple title to the Property free and clear of all easements, rights-of-way, encumbrances, liens, covenants, conditions, restrictions, obligations and liabilities, except for any such matters in effect upon the acquisition of the Property by Lessor, such matters created, suffered or consented to in writing by Lessee or arising by reason of the failure of Lessee to have observed or performed any term, covenant or agreement of this Lease to be observed or performed by Lessee, and the lien of any taxes then affecting the Property; provided, however, that if the Offer contemplates that the Property is to be conveyed subject to any existing financing then the Property shall be conveyed subject to the mortgage or deed of trust securing such financing unless Lessee elects to pay off such financing in accordance with the terms of the applicable loan documents (provided that Lessee shall not be responsible for payment of any late charges or other charges that are not directly related to the payoff). If Lessee does not timely elect to purchase the Property, Lessor shall, subject to Section 16.03, be free to sell the Property to any other Person within twelve (12) months of Lessee’s rejection or deemed rejection without being required to comply again with the foregoing provisions of this Section 16.01, provided that, if Lessor intends to sell the Property (i) after such twelve (12) month period, or (ii) within such twelve (12) month period at a price less than ninety-five percent (95%) of the price described in the Offer, Lessor shall give Lessee written notice, setting forth the applicable purchase price and terms and conditions, and Lessee shall have twenty (20) business days to elect in writing to purchase the Property at such purchase price and on such terms and conditions. The right of first offer granted by this Section 16.01 with respect to the Property shall not survive the expiration or earlier termination of this Lease.
Section 16.02    Excluded Transaction. Notwithstanding anything to the contrary herein, Lessee’s right of first offer shall not apply to (i) any transfer of the Property to an Affiliate of Lessor, or (ii) any sale or conveyance of the Property in a foreclosure sale (or similar proceeding) of a bona fide mortgage or deed of trust or to any conveyance in lieu of foreclosure of such bona fide mortgage or deed of trust.
Section 16.03    Restrictions on Sale and Assignment. So long as this Lease is in effect, no Event of Default has occurred and is continuing and the Property is then being operated as a Permitted Facility, Lessor agrees not to sell, transfer, assign or otherwise convey the Property to (i) any nationally recognized casual or fine dining brand restaurant or entity operating the same, or (ii) any other regionally recognized casual or fine dining brand restaurant or entity operating the same with at least twenty-five (25) units or (iii) Affiliates of the above entities.
ARTICLE XVII
REIT PROTECTIONS
Section 17.01    Rents from Real Property. The parties hereto intend that the Rental and other amounts paid by Lessee to Lessor hereunder will qualify as "rents from real property" within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto and this Lease shall be interpreted consistent with this intent.
Section 17.02    Lessee Assignment. Notwithstanding anything to the contrary contained in this Lease, Lessee shall not without Lessor's advance written consent (which consent shall not be unreasonably withheld) (i) sublet, assign or enter into a management arrangement for the

Property on any basis such that the rental or other amounts to be paid by the subtenant, assignee or manager thereunder would be based, in whole or in part, on either (x) the income or profits derived by the business activities of the subtenant, assignee or manager or (y) any other formula such that any portion of any amount received by Lessor may fail to qualify as "rents from real property" within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto; (ii) sublet, assign or enter into a management arrangement for the Property to any Person (other than a "taxable REIT subsidiary" (within the meaning of Section 856(l) of the Code) of Lessor) in which Lessor owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Code); or (iii) sublet, assign or enter into a management arrangement for the Property in any other manner which could cause any portion of the amounts received by Lessor pursuant to this Lease or any sublease to fail to qualify as "rents from real property" within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto, or which could cause any other income of Lessor to fail to qualify as income described in Section 856(c)(2) of the Code. The requirements of this Section 17.02 shall likewise apply to any further subleasing by any sublessee.
Section 17.03    Lessee Cooperation. Notwithstanding anything to the contrary contained in this Lease, upon request of Lessor, Lessee shall (a) cooperate with Lessor in good faith and provide such documentation and/or information as may be in Lessee's possession or under Lessee's control and otherwise readily available to Lessee as shall be reasonably requested by Lessor in connection with Lessor’s qualification as a REIT; and (b) take such reasonable action as may be requested by Lessor from time to time to ensure that the Rental and other amounts paid by Lessee to Lessor hereunder qualify as “rents from real property” within the meaning of Sections 856(c) and (d) of the Code and the Treasury Regulations thereunder and do not constitute, without limitation, either (x) amounts the determination of which depends in whole or in part on the income or profits of any person, within the meaning of Section 856(c)(1)(g) of the Code, or (y) amounts attributable to personal property if, at the beginning and end of a calendar year, such amounts exceed fifteen percent (15%) of the total Rental and other amounts due hereunder, within the meaning of Section 856(d)(1)(C) of the Code; provided that this Section 17.03 does not (i) increase Lessee's monetary obligations under this Lease; (ii) materially and adversely increase Lessee's nonmonetary obligations under this Lease; or (iii) materially diminish Lessee's rights under this Lease.
ARTICLE XVIII
MISCELLANEOUS
Section 18.01    Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, acts of God, enemy or hostile governmental action, civil commotion, Casualty beyond the control of the party obligated to perform (each, a “Force Majeure Event”) shall excuse the performance by such party for a period equal to any such prevention, delay or stoppage, expressly excluding, however, the obligations imposed upon Lessee with respect to Rental and other Monetary Obligations to be paid hereunder.
Section 18.02    No Merger. There shall be no merger of this Lease nor of the leasehold estate created by this Lease with the fee estate in or ownership of the Property by reason of the fact that the same person, corporation, firm or other entity may acquire or hold or own, directly or indirectly, (a) this Lease or the leasehold estate created by this Lease or any interest in this Lease or in such leasehold estate, and (b) the fee estate or ownership of the Property or any interest in such fee estate or ownership. No such merger shall occur unless and until all persons, corporations, firms and other entities having any interest in (i) this Lease or the leasehold estate created by this Lease, and (ii) the fee estate in or ownership of the Property or any part thereof sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.
Section 18.03    Interpretation. Lessor and Lessee acknowledge and warrant to each other that each has been represented by independent counsel and has executed this Lease after being fully advised by said counsel as to its effect and significance. This Lease shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. Whenever in this Lease any words of obligation or duty are used, such words or expressions shall have the same force and effect as though made in the form of a covenant.
Section 18.04    Characterization. The following expressions of intent, representations, warranties, covenants, agreements, stipulations and waivers are a material inducement to Lessor entering into this Lease:
(a)    Lessor and Lessee intend that (i) this Lease is a “true lease” for U.S. federal income tax purposes, and is not a financing lease, capital lease, mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, and the economic realities of this Lease are those of a true lease; and (ii) the business relationship created by this Lease and any related documents is solely that of a long-term commercial lease between Lessor and Lessee, the Lease has been entered into by both parties in reliance upon the economic and legal bargains contained herein, and none of the agreements contained herein is intended, nor shall the same be deemed or construed, to create a partnership (de facto or de jure) between Lessor and Lessee, to make them joint venturers, to make Lessee an agent, legal representative, partner, subsidiary or employee of Lessor, nor to make Lessor in any way responsible for the debts, obligations or losses of Lessee.
(b)    Lessor and Lessee covenant and agree that: (i) each will treat this Lease as an operating lease pursuant to Statement of Financial Accounting Standards No. 13, as amended, and as a true lease for state law reporting purposes and for federal income tax purposes; (ii) each party will not take any action (nor permit any action) or fail to take any action with respect to the preparation or filing of any statement or disclosure to Governmental Authority, including without limitation, any income tax return (including an amended income tax return), to the extent that such action or such failure to take action would be inconsistent with the intention of the parties expressed in this Section 18.04; (iii) with respect to the Property, the Lease Term (including the first three Extension Terms) is less than eighty percent (80%) of the estimated remaining economic useful life of the Property; and (iv) the Base Annual Rental is the fair market value for the use of the Property and was agreed to by Lessor and Lessee on that basis, and the execution and delivery of, and the performance by Lessee of its obligations under, this Lease do not constitute a transfer of all or any part of the Property.

(c)    Lessee waives any claim or defense based upon the characterization of this Lease as anything other than a true lease. Lessee stipulates and agrees (i) not to challenge the validity, enforceability or characterization of the lease of the Property as a true lease; and (ii) not to assert or take or omit to take any action inconsistent with the agreements and understandings set forth in this Section 18.04.
Section 18.05    Confidentiality. The parties agree that, notwithstanding any provision contained in this Lease, neither party, nor its respective agents, representatives, employees, partners, members, officers or directors will disclose the economic terms of this Lease or any Proprietary Information unless prior consent to such disclosure is obtained from the other party, which consent may be withheld at either party’s sole discretion. Each party shall hold in strict confidence and shall disclose Proprietary Information, without the other party’s consent being required, only to Lessor’s or Lessee’s employees, agents, attorneys, accountants, consultants, investors, potential investors, lenders (including any participants in any loan, any trustee in any securitization of any loan, or any statistical rating agency assigning a rating to the securities issued by the trust in such securitization), potential lenders, purchasers, potential purchasers and service providers who have a reason to know such Proprietary Information in order to assist or complete a transaction with Lessor or Lessee, as the case may be, provided that Lessor and Lessee shall remain liable for any breach of the provisions of this Section 18.05 by any of the parties for whom it is responsible. Neither Lessor nor Lessee nor any of their respective employees, agents, attorneys, accountants, consultants, investors, potential investors, lenders or service providers shall disclose Proprietary Information to any other person or entity except in connection with any tax, regulatory or loan securitization obligations or use Proprietary Information for its or their benefit or for any purpose not expressly agreed upon in writing by the party originating the Proprietary Information. The obligation hereunder to maintain the confidentiality of Proprietary Information and to refrain from use of Proprietary Information for any purposes not agreed upon shall not expire. The foregoing restriction on the dissemination of Proprietary Information shall not apply to any Proprietary Information which (i) is disclosed in a printed publication available to the public or is otherwise in the public domain through no act of the party to whom the Proprietary Information has been provided, (ii) is approved for release by written authorization of an officer of the party to whom the Proprietary Information belongs, (iii) is required to be disclosed by proper order of a court of competent jurisdiction after adequate notice to the party to whom the Proprietary Information belongs in order to allow that party to seek a protective order therefor or (iv) is required under any Legal Requirement (including, without limitation, under the Securities Act or the Exchange Act).
Section 18.06    Bankruptcy. As a material inducement to Lessor executing this Lease, Lessee acknowledges and agrees that Lessor is relying upon (a) the financial condition and specific operating experience of Lessee and Lessee’s obligation to use the Property as a Permitted Facility; (b) Lessee’s timely performance of all of its obligations under this Lease notwithstanding the entry of an order for relief under the Bankruptcy Code for Lessee; and (c) all defaults under this Lease being cured promptly and this Lease being assumed within sixty (60) days of any order for relief entered under the Bankruptcy Code for Lessee, or this Lease being rejected within such sixty (60)-day period and the Property surrendered to Lessor. Accordingly, in consideration of the mutual covenants contained in this Lease and for other good and valuable consideration, Lessee hereby agrees that: (i) all obligations that accrue under this Lease (including the obligation to pay the

Rental), from and after an Insolvency Event shall be timely performed exactly as provided in this Lease and any failure to so perform shall be harmful and prejudicial to Lessor; (ii) any and all Rental that accrue from and after an Insolvency Event and that are not paid as required by this Lease shall, in the amount of such Rental, constitute administrative expense claims allowable under the Bankruptcy Code with priority of payment at least equal to that of any other actual and necessary expenses incurred after an Insolvency Event; (iii) any extension of the time period within which Lessee may assume or reject this Lease without an obligation to cause all obligations under this Lease to be performed as and when required under this Lease shall be harmful and prejudicial to Lessor; (iv) any time period designated as the period within which Lessee must cure all defaults and compensate Lessor for all pecuniary losses which extends beyond the date of assumption of this Lease shall be harmful and prejudicial to Lessor; (v) any assignment of this Lease must result in all terms and conditions of this Lease being assumed by the assignee without alteration or amendment, and any assignment which results in an amendment or alteration of the terms and conditions of this Lease without the express written consent of Lessor shall be harmful and prejudicial to Lessor; (vi) any proposed assignment of this Lease shall be harmful and prejudicial to Lessor if made to an assignee[: (A)] that does not possess financial condition adequate to operate Permitted Facilities upon the Property or operating performance and experience characteristics satisfactory to Lessor equal to or better than the financial condition, operating performance and experience of Lessee as of the Commencement Date; [or (B) that does not provide guarantors of the lease obligations with financial condition equal to or better than the financial condition of the [Guarantor] as of the Commencement Date;] and (vii) the rejection (or deemed rejection) of this Lease for any reason whatsoever shall constitute cause for immediate relief from the automatic stay provisions of the Bankruptcy Code, and Lessee stipulates that such automatic stay shall be lifted immediately and possession of the Property will be delivered to Lessor immediately without the necessity of any further action by Lessor. No provision of this Lease shall be deemed a waiver of Lessor’s rights or remedies under the Bankruptcy Code or applicable Law to oppose any assumption and/or assignment of this Lease, to require timely performance of Lessee’s obligations under this Lease, or to regain possession of the Property as a result of the failure of Lessee to comply with the terms and conditions of this Lease or the Bankruptcy Code. Notwithstanding anything in this Lease to the contrary, all amounts payable by Lessee to or on behalf of Lessor under this Lease, whether or not expressly denominated as such, shall constitute “rent” for the purposes of the Bankruptcy Code. For purposes of this Section addressing the rights and obligations of Lessor and Lessee upon an Insolvency Event, the term “Lessee” shall include Lessee’s successor in bankruptcy, whether a trustee, Lessee as debtor in possession or other responsible person.
Section 18.07    Attorneys’ Fees. In the event of any judicial or other adversarial proceeding concerning this Lease, to the extent permitted by Law, the prevailing party shall be entitled to recover all of its reasonable attorneys’ fees and other Costs in addition to any other relief to which it may be entitled from the non-prevailing party.
Section 18.08    Memoranda of Lease. Concurrently with the execution of this Lease, Lessor and Lessee are executing Lessee’s standard form memorandum of lease in recordable form, indicating the names and addresses of Lessor and Lessee, a description of the Property, the Lease Term, but omitting the Rental and such other terms of this Lease as Lessee may not desire to disclose to the public. Further, upon Lessor’s request, Lessee agrees to execute and acknowledge a termination of lease and/or quitclaim deed in recordable form to be held by Lessor until the expiration or sooner termination of the Lease Term; provided, however, if Lessee shall fail or refuse to sign such a document in accordance with the provisions of this Section within ten (10) days following a request by Lessor, Lessee irrevocably constitutes and appoints Lessor as its attorney-in-fact to execute and record such document, it being stipulated that such power of attorney is coupled with an interest and is irrevocable and binding.
Section 18.09    No Brokerage. Lessor and Lessee represent and warrant to each other that they have had no conversation or negotiations with any broker concerning the leasing of the Property that may be entitled to a commission. Each of Lessor and Lessee agrees to protect, indemnify, save and keep harmless the other, against and from all liabilities, claims, losses, Costs, damages and expenses, including attorneys’ fees, arising out of, resulting from or in connection with their breach of the foregoing warranty and representation.
Section 18.10    Waiver of Jury Trial and Certain Damages. LESSOR AND LESSEE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LESSOR AND LESSEE, LESSEE’S USE OR OCCUPANCY OF THE PROPERTY, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. THIS WAIVER BY THE PARTIES HERETO OF ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY HAS BEEN NEGOTIATED AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN. FURTHERMORE, LESSOR AND LESSEE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM THE OTHER PARTY AND ANY OF THE AFFILIATES, OFFICERS, DIRECTORS, MEMBERS, MANAGERS OR EMPLOYEES OF THE OTHER PARTY OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THE WAIVER BY LESSOR AND LESSEE OF ANY RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES HAS BEEN NEGOTIATED BY THE PARTIES HERETO AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN.
Section 18.11    State-Specific Provisions. The provisions and/or remedies which are set forth on the attached Exhibit B shall be deemed a part of and included within the terms and conditions of this Lease.
Section 18.12    Time Is of the Essence; Computation. Time is of the essence with respect to each and every provision of this Lease. If any deadline provided herein falls on a non-Business Day, such deadline shall be extended to the next day that is a Business Day.

Section 18.13    Waiver and Amendment. No provision of this Lease shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion. No acceptance by Lessor of an amount less than the Rental and other Monetary Obligations stipulated to be due under this Lease shall be deemed to be other than a payment on account of the earliest such Rental or other Monetary Obligations then due or in arrears nor shall any endorsement or statement on any check or letter accompanying any such payment be deemed a waiver of Lessor’s right to collect any unpaid amounts or an accord and satisfaction.
Section 18.14    Successors Bound. Except as otherwise specifically provided herein, the terms, covenants and conditions contained in this Lease shall bind and inure to the benefit of the respective heirs, successors, executors, administrators and assigns of each of the parties hereto.
Section 18.15    Captions. Captions are used throughout this Lease for convenience of reference only and shall not be considered in any manner in the construction or interpretation hereof.
Section 18.16    Other Documents. Each of the parties agrees to sign such other and further documents as may be reasonably necessary or appropriate to carry out the intentions expressed in this Lease.
Section 18.17    Entire Agreement. This Lease and any other instruments or agreements referred to herein, constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements except as herein provided.
Section 18.18    Forum Selection; Jurisdiction; Venue; Choice of Law. For purposes of any action or proceeding arising out of this Lease, the parties hereto expressly submit to the jurisdiction of all federal and state courts located in the State in which the Property is located. Lessee consents that it may be served in the State of Florida in accordance with applicable law. Furthermore, Lessee and Lessor waive and agree not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper. This Lease shall be governed by, and construed with, the laws of the applicable state in which the Property is located, without giving effect to any state’s conflict of laws principles.
Section 18.19    Counterparts. This Lease may be executed in one or more counterparts, each of which shall be deemed an original.
[Remainder of page intentionally left blank; signature page(s) to follow]

IN WITNESS WHEREOF, Lessor and Lessee have entered into this Lease as of the date first above written.

Signed, sealed and delivered in the
presence of the following witnesses:

___________________________________
Signature of Witness
___________________________________
Printed Name of Witness

___________________________________
Signature of Witness
___________________________________
Printed Name of Witness

LESSOR: _____________________________________, a __________________________ By:__________________________________ Printed Name:_________________________ Title:________________________________

STATE OF ______________
COUNTY OF ____________
The foregoing instrument was acknowledged before me this _____ day of ___________, 2015, by ________________________________, as ______________ of __________________________________, a ________________ corporation, on behalf of the corporation. He (She) _____ is personally known to me or _____ has produced ___________________________ as identification.

(NOTARY SEAL)
Notary Public Signature

(Name typed, printed or stamped)

IN WITNESS WHEREOF, Lessor and Lessee have entered into this Lease as of the date first above written.

Signed, sealed and delivered in the
presence of the following witnesses:

___________________________________
Signature of Witness
___________________________________
Printed Name of Witness

___________________________________
Signature of Witness
___________________________________
Printed Name of Witness

LESSEE: _____________________________________, a __________________________ By:__________________________________ Printed Name:_________________________ Title:________________________________
STATE OF FLORIDA
COUNTY OF ORANGE
The foregoing instrument was acknowledged before me this _____ day of ___________, 2015, by ________________________________, as ______________ of __________________________________, a ________________ corporation, on behalf of the corporation. He (She) ______ is personally known to me or ______ has produced ___________________________ as identification.

(NOTARY SEAL)
Notary Public Signature

(Name typed, printed or stamped)

EXHIBITS

EXHIBIT A	- LEGAL DESCRIPTION
EXHIBIT B	- STATE-SPECIFIC PROVISIONS
SCHEDULE 1.13	- BASE ANNUAL RENT SCHEDULE

EXHIBIT A

LEGAL DESCRIPTION

A-1

EXHIBIT B

STATE-SPECIFIC PROVISIONS

B-1

SCHEDULE 1.13
BASE ANNUAL RENT SCHEDULE

Schedule 1.13